Exhibit 10.1

CUSIP #: 62956QAK2

TERM LOAN AGREEMENT

dated as of September 29, 2015,

among

NABORS INDUSTRIES, INC.,

as Borrower,

NABORS INDUSTRIES LTD.,

as Guarantor,

THE LENDERS PARTY HERETO,

MIZUHO BANK, LTD.,

as Documentation Agent,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

as Syndication Agent,

and

BANK OF AMERICA, N.A.,

as Administrative Agent for the Lenders

Arranged By:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, MIZUHO BANK, LTD., and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

as Joint Lead Arrangers and Bookrunners

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(continued)

(continued)

(continued)

ANNEXES

Annex I	Applicable Margin

SCHEDULES

Schedule I	Lender Commitments

EXHIBITS

Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Assignment and Assumption
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Interest Election Request
Exhibit E	Form of Note
Exhibit F	Form of Officer’s Certificate
Exhibit G	Form of Foreign Lender Certificate

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TERM LOAN AGREEMENT

This TERM LOAN AGREEMENT (this “Agreement”) is dated as of September 29, 2015, among NABORS INDUSTRIES, INC., a Delaware corporation (the “Borrower”), NABORS INDUSTRIES LTD., a Bermuda exempted company (“Holdings”), the other Lenders party hereto (the “Lenders”) and BANK OF AMERICA, N.A., as Administrative Agent solely for the Lenders (in such capacity, “Administrative Agent”).

WITNESSETH:

WHEREAS, Borrower has requested the Lenders to extend credit to it in the form of a term loan, in an aggregate principal amount of US$ 325,000,000, and the Lenders are willing to extend such credit to Borrower; and

WHEREAS, the proceeds of the Loans are to be used in accordance with Section 5.08;

NOW THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01                            Defined Terms.

As used in this Agreement (including in the above preamble and recitals) and unless otherwise expressly stated herein, the following terms shall have the meanings specified below:

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined by the Administrative Agent to be equal to (a) the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period, divided by (b) 1.00 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor pursuant to Section 10.04.

“Administrative Agent Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in substantially the form of Exhibit A.

“Affiliate” of any person shall mean (a) any other person which directly, or indirectly through one or more intermediaries, controls such person or (b) any other person which directly, or indirectly through one or more intermediaries, is controlled by or is under common control with such person.  As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“Agent’s Group” has the meaning specified in Section 9.02(b).

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” shall mean, for any day, a fluctuating rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the greatest of (a) the Base Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Adjusted LIBOR Rate for an Interest Period of one-month beginning on such day (or if such day is not a Business Day, on the immediately preceding Business Day) plus 1.00%.  If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in the Base Rate, the Federal Funds Effective Rate or the Adjusted LIBOR Rate shall be effective on the effective date of such change in the Base Rate, the Federal Funds Effective Rate or Adjusted LIBOR Rate, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Holdings or the Borrower or any of their Affiliates from time to time concerning or relating to bribery or corruption, including, without limitation, the FCPA.

“Anti-Terrorism Laws” shall mean any Requirement of Law related to terrorism financing or money laundering, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (“USA PATRIOT ACT”) of 2001 (Title III of Pub. L. 107-56), The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended), the International Emergency Economic Powers Act (“IEEPA”), 50 U.S.C. § 1701, and Executive Order 13224 (effective September 24, 2001).

“Applicable Margin” shall mean, for any day, with respect to any Loan, the applicable percentage set forth in Annex I under the appropriate caption.

“Approved Electronic Communications” shall mean each Communication that any Obligor is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including any financial statement, financial and other report, notice, request, certificate, or other information or material; provided, however, that, solely with respect to delivery of any such Communication by any Obligor to the Administrative Agent and without limiting or otherwise affecting either the Administrative Agent’s right to effect delivery of such Communication by posting such Communication to the Approved Electronic Platform or the protections afforded hereby to the Administrative Agent in connection with any such posting, “Approved Electronic Communication” shall exclude (a) any notice of borrowing, notice of conversion or continuation, and any other notice, demand, communication, information, document, and other material relating to a request for a conversion of an existing Borrowing, (b) any notice pursuant to Section 2.08(a) and Section 2.08(d) and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (c) all notices of any Default or Event of Default and (d) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article IV or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.

“Approved Electronic Platform” has the meaning specified in Section 10.01(b).

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” shall refer to Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mizuho Bank, Ltd., and The Bank of Tokyo-Mitsubishi UFJ, Ltd., in their capacity as Joint Lead Arrangers and Bookrunners.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.04(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit B, or any other form approved by the Administrative Agent.

“Bankruptcy Code” shall mean the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Base Rate” shall mean, for any day, a rate per annum that is equal to the “prime rate” established by the Administrative Agent from time to time; each change in the Base Rate shall be effective on the date specified by the Administrative Agent in the public announcement of such change.  The prime rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.

“Beneficiaries” shall mean, collectively, the Administrative Agent, the Lenders and the Arrangers.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean, with respect to any person, (a) in the case of any corporation, the board of directors of such person, (b) in the case of any limited liability company, the board of managers of such person or, if such person is member managed, the member or members managing such person, (c) in the case of any partnership, the board of directors of the general partner of such person and (d) in any other case, the functional equivalent of the foregoing.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrowing” shall mean Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent, all as set forth in Section 2.03.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Stock” shall mean (a) in the case of a corporation, all classes of capital stock of such corporation, (b) in the case of a partnership, partnership interests (whether general or limited), (c) in the case of a limited liability company, membership interests and (d) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of the assets of, the issuing person, including, in each case, all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents” shall mean (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than US$500.0 million; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least US$5.0 billion.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking into effect of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, however, for purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” shall mean an event or series of events by which:

(a)                                 any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an

“option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the Capital Stock of Holdings entitled to vote for members of the Board of Directors or equivalent governing body of Holdings on a fully-diluted basis (and taking into account all such Capital Stock that such person or group has the right to acquire pursuant to any option right); or

(b)                                 during any period of 12 consecutive months, a majority of the members of the Board of Directors or other equivalent governing body of Holdings cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(c)                                  Holdings at any time ceases to own, directly or indirectly, 100% of the Capital Stock of Borrower.

For purposes of this definition, a person shall not be deemed to have beneficial ownership of Capital Stock subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Charges” shall have the meaning assigned to such term in Section 10.14.

“Closing Date” shall mean the first date on which the conditions set forth in Section 4.01  of this Agreement are satisfied or waived and this Agreement becomes effective pursuant to the provisions of Section 10.06; provided that the Closing Date shall occur no later than October 9, 2015.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Commitment” shall mean, with respect to any Lender, its obligation to make a Loan to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I under the caption “Commitment”.  The aggregate principal amount of the Lenders’ Commitments on the Closing Date is US$ 325,000,000.

“Communications” means each notice, demand, communication, information, document and other material provided for hereunder or under any other Loan Document or otherwise transmitted between the parties hereto relating to this Agreement, the other Loan Documents, any Obligor or its Affiliates, or the transactions contemplated by this Agreement or the other Loan Documents including, without limitation, all Approved Electronic Communications.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Net Tangible Assets” shall mean the total assets of Holdings and its Subsidiaries as of the most recent fiscal quarter end for which a consolidated balance sheet of Holdings and its Subsidiaries is available, minus all current liabilities (excluding the current portion of any long-term debt) of Holdings and its Subsidiaries reflected on such balance sheet and minus total goodwill and other intangible assets of Holdings and its Subsidiaries reflected on such balance sheet, all calculated on a consolidated basis in accordance with GAAP.

“Contingent Obligations” shall mean, with respect to any person, without duplication, any obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing any Indebtedness of any other person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or other obligation or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of such Indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other person (including, without limitation, maintenance agreements, take or pay arrangements, put agreements or similar agreements or arrangements) for the benefit of the holder of Indebtedness of such other person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness or (d) to otherwise assure or hold harmless the owner of such Indebtedness or obligation against loss in respect thereof.  The amount of any Contingent Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Contingent Obligation is made.

“Controlled” shall mean, with respect to any person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, through the exercise of voting power or by contract.

“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, fraudulent transfer, or other similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and relating to or affecting the rights of creditors generally.

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Rate” shall have the meaning assigned to such term in Section 2.06(c).

“Defaulting Lender” shall mean any Lender, as reasonably determined by the Administrative Agent, that (a) has failed to fund any portion of its Loans required to be funded by it hereunder within three Business Days of the date required to be funded by it hereunder, unless such Lender has notified the Administrative Agent in writing of its good faith determination that one or more conditions to its obligation to fund Loans has not been satisfied, (b) has notified the Administrative Agent, any Lender and/or any Obligor in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it is unable to or does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent (based on the reasonable belief that it may not fulfill its funding obligation), to confirm that it will timely and fully comply with the terms of this Agreement relating to its obligations to fund prospective Loans, (d) has otherwise failed to pay over to the Administrative Agent or any other Lender any amount (other than amounts referenced in clause (a) above) required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) is, or whose parent has become, the subject of any action or proceeding of a type described in Section 8.01(d) (or any comparable proceeding initiated by a regulatory authority having jurisdiction over such Lender or parent of Lender); provided that a Lender described by this clause (e) shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or any direct or indirect company thereof by a Governmental Authority.

“Designated Rating Agencies” shall mean Moody’s, S&P or Fitch’s.

“Documentation Agent” shall mean Mizuho Bank, Ltd., as documentation agent for the Lenders.

“Eligible Assignee” shall mean any person to whom it is permitted to assign Loans and Commitments pursuant to Section 10.04(b); provided that “Eligible Assignee” shall not include Holdings or any of its Affiliates or Subsidiaries or any natural person.

“Environment” shall mean ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claim” shall mean any claim, notice, demand, order, action, suit, proceeding or other communication alleging liability for or obligation with respect to any investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation or alleged violation of any Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.

“Environmental Law” shall mean any legal requirement of any Governmental Authority pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management, or use of natural resources and wildlife, (c) the protection or use of surface water and groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any hazardous or toxic substance or material or (e) pollution (including any release to land surface water and groundwater) and includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendment of 1984, 42 USC 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC 1251 et seq., Clean Air Act of 1966, as amended, 42 USC 7401 et seq., Toxic Substances Control Act of 1976, 15 USC 2601 et seq., Hazardous Materials Transportation Act, 49 USC App. 1801 et seq., Occupational Safety and Health Act of 1970, as amended, 29 USC 651 et seq., Oil Pollution Act of 1990, 33 USC 2701 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 USC 11001 et seq., National Environmental Policy Act of 1969, 42 USC 4321 et seq., Safe Drinking Water Act of 1974, as amended, 42 USC 300(f) et seq., any analogous implementing or successor law, and any amendment, rule, regulation, order, or directive issued thereunder.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time.  References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” shall mean, an entity, whether or not incorporated, which is (i) under common control (within the meaning of Section 4001(a)(14) of ERISA) with Borrower, Holdings or any of their Subsidiaries or (ii) is a member of a group which includes Borrower or Holdings or any of their Subsidiaries and which is treated as a single employer under Sections 414(b), (c), (m), or (o) of the Code with Borrower, Holdings or any of their Subsidiaries.

“ERISA Event” shall have the meaning assigned to such term in Section 8.01(g).

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 8.01.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise taxes, and branch profits Taxes, in each case (i) imposed as a result of such Recipient being organized under the laws of or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any US federal withholding Tax that is imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to any Requirements of Law that are in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 2.14), or (ii) such Lender changes its lending office, except in each case, to the extent that, pursuant to Section 2.13(a) or Section 2.13(c), amounts were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender prior to changing its lending office, (c) any United States federal withholding Tax that is attributable to such Recipient’s failure to comply with Section 2.13(f), and (d) any United States federal withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” shall mean the Credit Agreement dated as of November 29, 2012, among Borrower, Holdings, Nabors Canada, and Citibank, N.A., as administrative agent, and the other lenders party thereto, as amended as of July 14, 2015, and as the same may be further amended, modified or supplemented from time to time, and, if the same should be terminated, as it existed immediately prior to such termination.

“Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Loans of such Lender.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“Fitch” shall mean Fitch Ratings, Ltd. and any successors thereto.

“Foreign Lender Party” shall mean any Lender that is not a US Person.

“Foreign Subsidiary” shall mean each Subsidiary that is organized under the laws of a jurisdiction other than the United States, any State thereof, or the District of Columbia.

“Fund” shall mean any person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Date” shall mean the date on which Loans are made to the Borrower in a single advance; provided that the Funding Date shall occur on a Business Day.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union, the European Central Bank or the Organisation for Economic Co-operation and Development).

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01(a).

“Guarantor” shall mean Holdings and each of its Subsidiaries (other than any Foreign Subsidiary of the Borrower) that guarantees the Obligations under Section 6.06(j).

“Hazardous Materials” shall mean the following: hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation or which can give rise to liability under any Environmental Laws.

“Holdings” shall have the meaning assigned to such term in the preamble hereto.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money (excluding from this clause (a) and clause (b) below intraday over advances and overnight overdrafts; provided that, such obligations are not outstanding for more than two (2) Business Days), (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations, other than intercompany items, of such person issued or assumed as the deferred purchase price of property or services purchased by such person (excluding account payables that are not more than 180 days past due), which would appear as liabilities on a balance sheet of such person, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (f) all Contingent Obligations of such person other than Contingent Obligations of the Subsidiaries or parent of such person with respect to Indebtedness of such person, (g) the principal portion of all obligations of such person under (i) capital lease obligations and (ii) any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product of such person where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP, and after giving effect in any of the foregoing in this clause (g) to any third-party indemnification, (h) all obligations of such person with respect to Redeemable Preferred Stock, and (i) the maximum amount of all standby letters of credit (other than those entered for purposes of bid and performance bonds) issued or bankers’ acceptances facilities created for the account of such person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed).  The Indebtedness of any person shall include the Indebtedness of any partnership or unincorporated joint venture for which such person is legally obligated.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 10.03(b).

“Index Debt” shall mean Borrower’s long-term senior unsecured, non-credit enhanced publically held debt.

“Information” shall have the meaning assigned to such term in Section 10.12.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07(b), substantially in the form of Exhibit D.

“Interest Payment Date” shall mean:

(a) with respect to any ABR Loan, the last Business Day of each March, June, September and December to occur during any period in which such Loan is outstanding;

(b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each Business Day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period; and

(c) with respect to any Loan, the Maturity Date.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as Borrower may elect; provided that (x) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day, would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (y) any Interest Period that commences on the last Business Day (with respect to Eurodollar Borrowings) of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“IRS” shall mean the United States Internal Revenue Service.

“Lender Appointment Period” has the meaning assigned in Section 9.06(a).

“Lenders” shall have the meaning assigned to such term in the preamble hereto and includes (a) the financial institutions with Commitments that are signatories hereto; and (b) any financial institution that has become a party hereto pursuant to an Assignment and Assumption and assumed Commitments or Loans, other than, in each case, any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Assumption.

“LIBOR Rate” shall mean, for any interest rate calculation with respect to a Eurodollar Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on the applicable Bloomberg screen page (or any applicable successor page) at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period.  If, for any reason, such rate does not appear on the applicable Bloomberg screen page (or any applicable successor page), then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period. Notwithstanding anything herein to the contrary, if the LIBOR Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

“Loan” shall mean the making by a Lender to Borrower of an ABR Loan or a Eurodollar Loan.

“Loan Documents” shall mean this Agreement, the Notes (if any) and any fee letter agreement entered into among the Loan Parties and the Administrative Agent and/or any Arranger or Lender.

“Loan Parties” shall mean, collectively, Borrower, Holdings and each other Guarantor of the Obligations.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Market Disruption Loans” shall mean Loans the rate of interest applicable to which is based upon the Market Disruption Rate, and the Applicable Margin with respect thereto shall be the same as the Applicable Margin then applicable to ABR Loans; provided that, other than with respect to the rate of interest applicable thereto, Market Disruption Loans shall for all purposes hereunder and under the other Loan Documents be treated as ABR Loans.

“Market Disruption Rate” shall mean, for any day, a fluctuating rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the Alternate Base Rate for such day.  Any change in the Market Disruption Rate shall be effective as of the opening of business on the effective day of any change in the relevant component of the Market Disruption Rate.

“Material Adverse Effect” shall mean an event or condition that constitutes, or would reasonably be expected to result in, a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of Holdings and its Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform its obligations under this Agreement or (c) the validity or enforceability of or the rights and remedies of the Administrative Agent or the Lenders under this Agreement.

“Material Subsidiary” shall mean any Subsidiary of Holdings (a) with a net book value in excess of US$100.0 million, calculated as of the end of the most recent fiscal quarter or (b) whose revenues for the immediately preceding twelve month period exceeded US$100.0 million, calculated as of the end of the most recent fiscal quarter.

“Maturity Date” shall mean September 29, 2020.

“Maximum Rate” shall have the meaning assigned to such term in Section 10.14.

“Moody’s” shall mean Moody’s Investors Service, Inc. and any successors thereto.

“Multiemployer Plan” shall mean a Plan covered by Title IV of ERISA which is a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Multiple Employer Plan” shall mean a Plan covered by Title IV of ERISA, other than a Multiemployer Plan, to which Borrower, Holdings, any Subsidiary of either, or any ERISA Affiliate and at least one employer other than Borrower, Holdings, any Subsidiary of either, or any ERISA Affiliate are contributing sponsors.

“Nabors Canada” shall mean Nabors Canada, an ordinary partnership formed under the laws of the Province of Alberta, Canada.

“Net Funded Indebtedness” of any person shall mean, without duplication, (i) the sum of (a) all obligations of such person for borrowed money (excluding from this clause (a) and clause (b) below intraday over advances and overnight overdrafts, provided that, such obligations are not outstanding for more than two (2) Business Days), plus (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, plus (c) all Contingent Obligations of such person with respect to Net Funded Indebtedness of another person, plus (d) the principal portion of all obligations of such person under (i) capital lease obligations and (ii) any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product of such person where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP, and after giving effect to any of the foregoing in this clause (d) to any third-party indemnification, plus (e) all obligations of such person with respect to Redeemable Preferred Stock, less (ii) cash and Cash Equivalents (other than restricted cash).  The Net Funded Indebtedness of any person shall include the Net Funded Indebtedness of any partnership or unincorporated joint venture for which such person is legally obligated.  For the avoidance of doubt, Net Funded Indebtedness shall exclude any actual fair value adjustment arising from any interest rate swap transactions entered into in the ordinary course of business and not for investment or speculative purposes.

“Net Worth” shall mean, as of any date, all of the shareholders’ equity or net worth (excluding, for the avoidance of doubt, Redeemable Preferred Stock) of Holdings and its Subsidiaries, on a consolidated basis, as determined in accordance with GAAP.

“Notes” shall mean any promissory note of Borrower payable to a Lender evidencing the Loans issued by such Lender pursuant to this Agreement, if any, substantially in the form of Exhibit E.

“Obligations” shall mean (a) obligations of Borrower, Holdings and each other Guarantor from time to time arising under or in respect of the due and punctual payment of (i) the principal of, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrower, Holdings and each other Guarantor (in its capacity as guarantor of the obligations hereunder of Borrower) under this Agreement and the other Loan Documents to which it is a party, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrower, Holdings and each other Guarantor (in its capacity as guarantor of the obligations hereunder of Borrower) under or pursuant to this Agreement and the other Loan Documents to which it is a party.

“Obligor” shall mean Borrower, each Guarantor and each other Affiliate of Borrower that executes and delivers a Loan Document.

“OFAC” means the Office of Foreign Asset Control of the Department of Treasury of the United States of America.

“Officer’s Certificate” shall mean a certificate substantially in the form of Exhibit F hereto.

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation, memorandum of association and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.14).

“Participant” shall have the meaning assigned to such term in Section 10.04(d).

“Participant Register” shall have the meaning assigned to such term in Section 10.04(d).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereto.

“person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee benefit plan (as defined in Section 3(3) of ERISA) which is either (a) maintained or sponsored by Borrower, Holdings, any Subsidiary of either or any ERISA Affiliate or (b) to which Borrower, Holdings, any Subsidiary of either or any ERISA Affiliate is then making or accruing an obligation to make contributions or with respect to which Borrower, Holdings, any Subsidiary of either or any ERISA Affiliate has any liability, contingent or otherwise.

“Pro Rata Percentage” of any Lender at any time shall mean the percentage of the total Commitments of all Lenders represented by such Lender’s Commitment at such time, provided however, that if the Commitments have terminated or expired, the Pro Rata Percentage shall be determined based upon the Loans funded on the Funding Date, and giving effect to any assignments of such Loans.

“property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Capital Stock or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Recipient” shall mean (a) the Administrative Agent, and (b) any Lender, as applicable.

“Redeemable Preferred Stock” of any person means any preferred stock issued by such person which is at any time prior to the Maturity Date either (a) mandatorily redeemable (by sinking fund or similar payment or otherwise) or (b) redeemable at the option of the holder thereof.

“Register” shall have the meaning assigned to such term in Section 10.04(c).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any person, such person’s Affiliates and such person’s and such person’s Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, fund managers and advisors.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Reportable Event” shall mean a “reportable event” as defined in Section 4043 of ERISA with respect to which the notice requirements to the PBGC have not been waived.

“Required Lenders” shall mean Lenders having more than 50% of the sum of all Loans outstanding and unused Commitments; provided that the Loans held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Minority Shares” shall mean Capital Stock of a Subsidiary organized under the laws of jurisdiction other than the United States or any Governmental Authority thereof that is required by the applicable laws and regulations of such foreign jurisdiction to be owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such Subsidiary to transaction business in such foreign jurisdiction.

“Requirements of Law” shall mean, with respect to any person, the Organizational Documents of such person and any law applicable to or binding upon such person or any of its property or to which such person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Agreement and the other Loan Documents.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement.

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock or other equity interest of any Loan Party or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or other equity interest or of any option, warrant or other right to acquire any such Capital Stock or other equity interest.

“Restricting Information” has the meaning specified in Section 10.01(c).

“S&P” shall mean Standard & Poor’s Rating Group (a division of The McGraw—Hill Companies, Inc.) and any successors thereto.

“Sale and Lease-Back Transaction” shall mean any arrangement with any person providing for the leasing by Holdings or any Subsidiary of any property, whereby such property had been sold or transferred by Holdings or any Subsidiary to such person.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any comprehensive or country-wide Sanctions (as of the Closing Date, the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any person listed in any Sanctions-related list of designated persons maintained by OFAC, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any person operating, organized or resident in a Sanctioned Country or (c) any person owned 50% or more, or otherwise Controlled by, any such person or persons described in the foregoing clauses (a) or (b).

“Sanctions” means any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Single Employer Plan” shall mean any Plan which is covered by Title IV of ERISA and adopted solely by Borrower, Holdings, any Subsidiary of either or any ERISA Affiliate or by a group consisting of Borrower, Holdings, any Subsidiary of either or one or more ERISA Affiliates.

“Solvent” shall mean, with respect to any person as of a particular date, that on such date (a) such person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such person does not intend to, and does not believe that it will, incur debts or liabilities beyond such person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such person is engaged or is to engage and (d) the book value of the assets of such person as set forth on such person’s balance sheet is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such person.  In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed as the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Statutory Reserves” shall mean for any Interest Period for any Eurodollar Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollars against “Eurocurrency liabilities” (as such term is used in Regulation D.  Eurodollar Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent.  Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Holdings.

“Swap Contract” shall mean (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” shall mean, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) (net of debit and credit values) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) (including both debit and credit values) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” shall mean (a) with respect to any Single Employer Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA), (b) the withdrawal of Borrower, Holdings, any Subsidiary of either or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan, (c) the distribution of a notice of intent to terminate a Single Employer Plan in a distress termination (within the meaning of Section 4041(c) of ERISA) pursuant to Section 4041(a)(2) of ERISA, (d) the institution of proceedings to terminate or the actual termination of a Single Employer Plan by the PBGC under Section 4042 of ERISA, (e) any event or condition which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Single Employer Plan, or (f) the complete or partial withdrawal of Borrower, Holdings, any Subsidiary of either or any ERISA Affiliate from a Multiemployer Plan or the termination of a Multiemployer Plan.

“Total Capitalization” shall mean the sum of (a) Net Worth plus (b) all Net Funded Indebtedness of Holdings and its Subsidiaries.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.

“United States” shall mean the United States of America.

“US Dollars”, “US$” and “$” shall mean lawful money of the United States.

“US Person” shall mean any person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“Wholly Owned Subsidiary” shall mean any Subsidiary if all of the Capital Stock of such Subsidiary (other than directors’ qualifying shares and Required Minority Shares, in each case only to the extent required by applicable law) is owned by Borrower or Holdings directly or through other Wholly Owned Subsidiaries.

“Withholding Agent” shall mean Borrower and the Administrative Agent.

Section 1.02                            Classification of Loans and Borrowings.

For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “Eurodollar Loan” or an “ABR Borrowing”).

Section 1.03                            Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and permitted assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) the word “or” shall not be exclusive.

Section 1.04                            Accounting Terms; GAAP.

Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the date hereof unless otherwise agreed to by Borrower and the Required Lenders.

Section 1.05                            Resolution of Drafting Ambiguities.

Each party hereto acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that no rule of construction to the effect that ambiguities are to be resolved against the drafting party shall be employed in the interpretation hereof or thereof.

ARTICLE II

THE CREDITS

Section 2.01                            Commitments.

(a)                                 Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender having a Commitment severally and not jointly, agrees to make a Loan to the Borrower in U.S. Dollars in the amount of its Commitment set forth on Schedule I, such Loans to equal, in an aggregate principal amount, $325,000,000.  Each Lender’s Commitment shall terminate immediately and without further action on the first to occur of (i) the Funding Date and (ii) 5:00 p.m.  (New York City time) on October 9, 2015.

(b)                                 Loans made on the Funding Date, (i) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed, (ii) shall not exceed for any such Lender the Commitment of such Lender and (iii) shall not exceed in the aggregate the total of all Commitments.

Section 2.02                            Loans.

(a)                                 Subject to Section 2.09, and Section 2.10, (i) each Borrowing shall be denominated in US Dollars and comprised entirely of ABR Loans or Eurodollar Loans as Borrower may request pursuant to Section 2.03.

(i)                                     ABR Loans shall be in an aggregate principal amount that is (A) an integral multiple of US$1.0 million and not less than US$1.0 million or (B) equal to the remaining available balance of the aggregate Commitments; and

(ii)                                  Eurodollar Loans shall be in an aggregate principal amount that is (A) an integral multiple of US$1.0 million and not less than US$5.0 million or (B) equal to the remaining available balance of the aggregate Commitments.

(b)                                 Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Eurodollar Loan; provided that any exercise of such option (i) shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement, or (ii) create any enhanced rights in the Administrative Agent or any Lender under this Agreement, including under Section 2.10, 2.13 and 10.03, that are additional to or more favorable than the rights thereof had such option not been exercised.  Borrowings of more than one Type may be outstanding at the same time; provided that Borrower shall not be entitled to request any Borrowing that, if made, would result in more than ten (10) Eurodollar Borrowings outstanding hereunder at any one time.  For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c)                                  Subject to Article IV, no later than 11:00 a.m. (New York City time) on the Funding Date, each Lender shall make available Loans in the amount of its Commitment set forth on Schedule I in the manner provided below.

(d)                                 Each Lender shall make available all amounts it is to fund to the Borrower in immediately available funds to the Administrative Agent at the Administrative Agent’s Lending Office, and the Administrative Agent will promptly make available to the Borrower, by depositing to the Borrower’s account identified in the Borrowing Request, the aggregate of the amounts so made available in U.S. Dollars.

(e)                                  Nothing in this Section 2.02 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

(f)                                   Unless the Administrative Agent shall have received notice from a Lender prior to the date (in the case of any Eurodollar Borrowing), and at least 2 hours prior to the time (in the case of any ABR Borrowing), of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made its ratable portion available to the Administrative Agent at the time of such Borrowing in accordance with paragraph (d) above, and the Administrative Agent may, in reliance upon such assumption, make available to Borrower on such date a corresponding amount.  If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made its ratable portion of such Borrowing available to the Administrative Agent, each of such Lender and Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement, and Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(f) shall cease.  If Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(g)                                  Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03                            Borrowing Procedure.

(a)                                 The Borrower shall give to the Administrative Agent written notice (or telephonic notice promptly confirmed in writing)  prior to (a) in the case of a Eurodollar Loan, 11:00 a.m.  (New York City time) at least three Business Days prior to the Funding Date, and (b) in the case of an

ABR Loan, 12:00 Noon (New York City time), at least one Business Day prior to the Funding Date.  Such notice shall be in the form of a Borrowing Request, and shall be irrevocable.  Such Borrowing Request shall specify (i) the aggregate principal amount of the Loans to be made, (ii) the proposed date of the Loans (which shall be a Business Day), (iii) whether such Loans are to be ABR Loans or Eurodollar Loans and, if Eurodollar Loans, the initial Interest Period applicable thereto, (iv) remittance instructions for disbursement of the proceeds of the Loans and (v) that the conditions set forth in Article IV have been satisfied as of the date of the Borrowing Request.  The Borrowing Request shall be in substantially the form of Exhibit C.  The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of the proposed Loans, of such Lender’s proportionate share thereof and the other matters covered by the related Borrowing Request.

(b)                                 Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an authorized officer of the Borrower.

(c)                                  If no election as to the denomination or Type of Loans is specified, then the requested Borrowing shall be deemed to be for Eurodollar Loans with an Interest Period of one month’s duration.  If no Interest Period is specified with respect to any requested Eurodollar Loan, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request, in accordance with this Section 2.03, the Administrative Agent shall advise the Lenders of the details thereof and of the amount of such Lender’s proportionate share of the Loans to be made as part of the requested Borrowing.

Section 2.04                            Evidence of Debt; Repayment of Loans.

(a)                                 Promise to Repay.  Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender, the then unpaid principal amount outstanding of each Loan of such Lender on the Maturity Date.  All payments or repayments of Loans shall be made in US Dollars.

(b)                                 Lender and Administrative Agent Records.  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of any Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.  The Administrative Agent shall maintain records including (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.  The entries made in the records maintained by the Administrative Agent and each Lender pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.  In the event of any conflict between the records maintained by any Lender and the records of the Administrative Agent in respect of such matters, the records of the Administrative Agent shall control in the absence of manifest error.  After a request by the Borrower, the Administrative Agent shall promptly advise Borrower of such entries made in such records.

(c)                                  Promissory Notes.  Any Lender by written notice to Borrower (with a copy to the Administrative Agent) may request that Loans made by it to Borrower be evidenced by a Note.  In such event, Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender or its permitted assigns in the form of Exhibit E.  Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the payee named therein or its registered assigns.

Section 2.05                            Fees.

(a)                                 Administrative Agent Fees.  Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees payable in the amounts and at the times separately agreed upon between Borrower and the Administrative Agent (the “Administrative Agent Fee”).

(b)                                 Non-Refundable Once Paid.  Once paid, none of the Administrative Agent Fees shall be refundable under any circumstances except as otherwise agreed in writing by the Administrative Agent and Borrower.

Section 2.06                            Interest on Loans.

(a)                                 ABR Loans.  Each Loan, during the period such Loan is an ABR Loan shall bear interest at a rate per annum equal to the Alternate Base Rate in effect from time to time plus the Applicable Margin in effect from time to time.

(b)                                 Eurodollar Loans.  Each Loan, during the period such Loan is a Eurodollar Loan, shall bear interest at a rate per annum equal at all times during each Interest Period for such Loan to the Adjusted LIBOR Rate in effect therefor plus the Applicable Margin in effect from time to time.

(c)                                  Default Rate.  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such amount shall thereafter, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of amounts constituting principal on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.06 or (ii) in the case of any other outstanding amount that constitutes Obligations, 2% plus the rate applicable to ABR Loans as provided in Section 2.06(a) (the “Default Rate”).

(d)                                 Interest Payment Dates.  Accrued interest on each Loan shall be payable by the Borrower in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Eurodollar Loan shall be payable on the effective date of such conversion.

(e)                                  Interest Calculation.  With respect to Borrowings, all interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.

Section 2.07                            Interest Elections.

(a)                                 Generally.  Each Borrowing initially shall be of the Type specified by the Borrower in the Borrowing Request and, in the case of a Eurodollar Borrowing , shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert all or a portion of such Borrowing to a different Type or to continue all or a portion of such Borrowing and, in the case of a Eurodollar Borrowing , may elect Interest Periods therefor, all as provided in this Section 2.07.  Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  Notwithstanding anything to the contrary, Borrower shall not be entitled to request any conversion or continuation that, if made, would result in more than ten (10) Eurodollar Borrowings outstanding hereunder at any one time.

(b)                                 Interest Election Notice.  To make an election pursuant to this Section 2.07, the Borrower shall deliver, by hand delivery or telecopier, a duly completed and executed Interest Election Request to the Administrative Agent not later than 11:00 a.m., New York City time, three Business Days prior to the end of the then applicable Interest Period, in the case of a Eurodollar Loan, or and in the case of an ABR Loan, 12:00 Noon (New York City time), at least one Business Day prior to the desired date of conversion to or continuation of a Eurodollar Loan.  Each Interest Election Request shall be irrevocable.  Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)                                     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, the allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (ii), (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)                                  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)                               whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)                              if the resulting Borrowing is a Eurodollar Borrowing , the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.

Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s pro rata portion of each resulting Borrowing.

(c)                                  Effect of Failure to Deliver Timely Interest Election Request and Events of Default on Interest Elections.  If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurodollar Borrowing with an Interest Period of one month’s duration.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to Borrower, that (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.08                            Optional and Mandatory Prepayments of Loans.

(a)                                 Optional Prepayments.  The Borrower shall have the right at any time and from time to time to prepay any applicable Borrowing, in whole or in part, without premium or penalty subject to the requirements of this Section 2.08; provided that each partial prepayment shall be in a minimum amount equal to the lesser of (i) the minimum amount required pursuant to Section 2.02(a) for Borrowings of the Type of Loan to be repaid and (ii) such lesser amount as needed to prepay the entire outstanding principal amount of such Borrowing.

(b)                                 Mandatory Prepayments.  On September 29, 2018, the Borrower shall prepay Borrowings in an amount equal to $162,500,000.00 million minus the aggregate principal amount of all prepayments of principal made prior thereto pursuant to this Section 2.08.

(c)                                  Application of Prepayments.  Prior to any optional or mandatory prepayment hereunder, the Borrower shall select the applicable Borrowing or Borrowings to be prepaid in whole or in part and shall specify such selection in the notice of such prepayment pursuant to Section 2.08(d), subject to the provisions of this Section 2.08(c).

(d)                                 Notice of Prepayment.

(i)                                     Borrower shall notify the Administrative Agent by written notice of any prepayment hereunder (A) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, and (B) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the same Business Day as the date of prepayment.

(ii)                                  Each such notice shall be irrevocable; provided that a notice of prepayment delivered by any Borrower may state that such notice is conditioned upon one or more conditions, including the effectiveness of another credit facility or the closing of a securities offering, in which case such notice may be revoked by Borrower (by notice to the Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied.  Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment.  Promptly following receipt of any such notice with respect to Borrowings, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.08.  Prepayments shall be accompanied by accrued and unpaid interest to the extent required by Section 2.06 and any breakage payments to the extent required by Section 2.11.

Section 2.09                            Alternate Rate of Interest.

(a)                                 If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i)                                     the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or

(ii)                                  the Administrative Agent determines or is advised in writing by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Eurodollar Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Eurodollar Borrowing requested to be made on the first day of such Interest Period shall be made as a Market Disruption Loan, (ii) any Borrowing that was to have been converted on the first day of such Interest Period to a Eurodollar Borrowing shall be continued as a Market Disruption Loan and (iii) any outstanding Eurodollar Borrowing shall be converted, on the last day of the then-current Interest Period if occurring during the period the circumstances in clause (i) or (ii) above remain in effect, to a Market Disruption Loan.

Section 2.10                            Yield Protection.

(a)                                 Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in, by any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate);

(ii)                                  subject any Lender to any Tax of any kind whatsoever with respect to this Agreement (except for (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes); or

(iii)                               impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Eurodollar Loan), or to increase the cost to such Lender or such Lender’s holding company, if any, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender (with a copy to the Administrative Agent), Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender determines (in good faith, but in its sole absolute discretion) that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time upon written request of such Lender (with a copy to the Administrative Agent) Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.10 and delivered to Borrower shall be conclusive absent manifest error.  Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.10 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section 2.10 for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)                                  Mitigation.  Each Lender requesting compensation under this Section 2.10 shall use commercially reasonable efforts to mitigate, avoid, or eliminate the amount of any such increased costs in accordance with Section 2.14, so long as taking such efforts would not be materially disadvantageous to such Lender or expose any Lender to an unreimbursed cost or expense.

Section 2.11                            Breakage Payments.

In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto, (c) the failure (for a reason other than the failure of a Lender to fund a Loan required to be funded hereunder) to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered by Borrower pursuant hereto or (d) the assignment of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.14(b), then, in any such event, upon written demand by a Lender (with a copy to the Administrative Agent), Borrower shall compensate such Lender for the loss, cost and expense incurred by such Lender as a result of such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any such Lender shall be deemed to include an amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Eurodollar Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market.  A certificate of such Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section, accompanied by related calculations, shall be delivered to Borrower (with a copy to the Administrative Agent), and shall be conclusive and binding absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

Section 2.12                            Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)                                 Payments Generally.  The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or of amounts payable under Section 2.10, 2.13 or 10.03, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, with respect to Borrowings, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made (i) with respect to Borrowings, to the Administrative Agent at its offices in Charlotte, North Carolina.  The Administrative Agent shall distribute any such payments received by it for the account of any other Lender to the appropriate recipient promptly following receipt thereof.  If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments of principal and interest under each Loan Document shall be made in US dollars.

(b)                                 Pro Rata Treatment.

(i)                                     Each payment by Borrower of interest in respect of the Loans made to Borrower shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to such Lenders.

(ii)                                  Each payment by Borrower on account of principal of the Loans made to Borrower shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by such Lenders.

(c)                                  Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all applicable amounts of principal, interest and fees that constitute Obligations then due hereunder, such funds shall be applied (i) first, toward payment of applicable interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the applicable amounts of interest and fees then due to such parties, and (ii) second, toward payment of applicable principal then due hereunder, ratably among the parties entitled thereto in accordance with the applicable amounts of principal then due to such parties.  It is understood that the foregoing does not apply to any adequate protection payments under any federal, state or foreign bankruptcy, insolvency, receivership or similar proceeding, and that each Administrative Agent may, subject to any applicable federal, state or foreign bankruptcy, insolvency, receivership or similar orders, distribute any adequate protection payments it receives on behalf of the applicable Lenders to such Lenders in its sole discretion (i.e., whether to pay the earliest accrued interest, all accrued interest on a pro rata basis or otherwise).

(d)                                 Sharing of Set-Off.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)                                     if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this paragraph shall not be construed to apply to (A) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to Holdings or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.  If under applicable bankruptcy, insolvency or any similar law any Beneficiary receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.12(d) applies, such Beneficiary shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Beneficiary is entitled under this Section 2.12(d) to share in the benefits of the recovery of such secured claim.

(e)                                  Borrower Default.  Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders the amount due.  In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.13                            Taxes.

(a)                                 Payments Free of Taxes.  Any and all payments by or on account of any obligation of Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes, except as required by applicable Requirements of Law.  If the applicable Withholding Agent shall be required by applicable Requirements of Law (as determined in the good faith discretion of the applicable Withholding Agent) to deduct or withhold any Taxes from such payments, then the applicable Withholding Agent shall be entitled to make such deductions or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Party shall be increased as necessary so that after all required deductions or withholdings have been made (including deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deductions or withholding been made.

(b)                                 Payment of Other Taxes by Borrower.  Without limiting the provisions of paragraph (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Requirements of Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes imposed on or with respect to any obligation of Borrower hereunder or under any other Loan Document to which it is a party.

(c)                                  Indemnification by Borrower.  The Loan Parties shall jointly and severally indemnify each Recipient, within 20 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid or payable by such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.  Notwithstanding anything herein to the contrary, no Recipient shall be indemnified for any Indemnified Taxes hereunder unless the Recipient makes written demand on Borrower for such reimbursement no later than six months after the earlier of (i) the date on which the relevant Governmental Authority makes written demand upon such Recipient for payment of such Indemnified Taxes, and (ii) the date on which such Recipient has made payment of such Indemnified Taxes; provided that if the Indemnified Taxes imposed or asserted giving rise to such claims are retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

(d)                                 Indemnification by Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 20 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so or to indemnify such Lender to the extent set forth herein), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)                                  Evidence of Payments.  As soon as practicable after any payment of Taxes by a Party to a Governmental Authority pursuant to this Section 2.13, the Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)                                   Status of Lenders.  (i)  Each Lender that is entitled to an exemption form or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement and at the time or times reasonably requested by Borrower of the Administrative Agent, such properly completed and executed documentation prescribed by applicable Requirements of Law as will permit payments hereunder or under any other Loan Document to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Lender is subject to information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.13(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing:

(A)                               any Lender that is a US Person shall deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), duly completed originals of IRS Form W-9 (or applicable successor form) certifying that such Lender is exempt from US federal backup withholding Tax; and

(B)                               any Lender that is a Foreign Lender Party shall deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), but only if such Lender is legally entitled to do so, whichever of the following is applicable:

(1)                                 in the case of such a Lender claiming the benefits of an income tax treaty to which the United States is a party (a) with respect to payments of interest hereunder or under any other Loan Document, duly completed originals of IRS Form W-8BEN (or applicable successor form) or IRS Form W-8BEN-E (or applicable successor form), as applicable, establishing an exemption from, or reduction of, US federal withholding Tax pursuant to the “interest” article of such tax treaty, and (b) with respect to any other applicable payments made hereunder or under any other Loan Document, duly completed originals of IRS Form W-8BEN (or applicable successor form) or IRS Form W-8BEN-E (or applicable successor form), as applicable, establishing an exemption from, or reduction of, US federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                                 duly completed originals of IRS Form W-8ECI (or any successor form);

(3)                                 in the case of such a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (a) a certificate, in substantially the form of Exhibit G-1 to the effect that such Lender is not (i) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (ii) a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Code, or (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (b) duly completed originals of IRS Form W-8BEN (or applicable successor form) or IRS Form W-8BEN-E (or applicable successor form), as applicable; or

(4)                                 to the extent such a Lender is not the beneficial owner, duly completed originals of IRS Form W-8IMY (or any successor form), accompanied by an IRS Form W-8ECI (or any successor form), an IRS Form W-8BEN (or any successor form), a an IRS Form W-8BEN-E (or any successor form), certificate in substantially the form of Exhibit G-2 or Exhibit G-3, an IRS Form W-9 (or any successor form), and/or other certification documents from each beneficial owner, as applicable; provided that, if such Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a certificate, in substantially the form of Exhibit G-4, on behalf of each such direct and indirect partner;

(C)                               any Lender that is a Foreign Lender Party shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent) any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit Borrower and the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               In the case of a Lender that would be subject to United States federal withholding Tax imposed by FATCA on payments made to or on account of such Lender hereunder or any other Loan Document if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and the Administrative Agent at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower and the Administrative Agent as may be necessary for Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA, or to determine the amount to deduct and withhold from any such payments.  Solely for purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)                                  Treatment of Certain Refunds.  If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.13 (including by the payment of additional amounts pursuant to this Section 2.13), it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.13 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon the request of such Recipient, agrees to repay the amount paid over to Borrower pursuant to this Section 2.13 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Recipient in the event such Recipient is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to Borrower or any other person.  Notwithstanding anything to the contrary, in no event will a Recipient be required to pay any amount to Borrower the payment of which would place such Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had never been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

Section 2.14                            Mitigation Obligations; Replacement of Lenders.

(a)                                 Designation of a Different Lending Office.  If any Lender requests compensation under Section 2.10, or requires Borrower to pay any additional amount to such Lender or any Governmental Authority for the account of such Lender pursuant to Section 2.13, then such Lender shall use commercially reasonable efforts to designate a different lending office (including an existing office in another jurisdiction) for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation, change, or assignment (i) would avoid the imposition of, or in the future eliminate or reduce, amounts payable pursuant to Section 2.10, or Section 2.13, as the case may be and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by such Lender in connection with any such designation or assignment.  A certificate setting forth such costs and expenses and accompanying calculations submitted by such Lender to Borrower shall be conclusive absent manifest error.

(b)                                 Replacement of Lenders.  If any Lender requests compensation under Section 2.10, or if Borrower is required to pay any additional amount to such Lender or any Governmental Authority for the account of such Lender pursuant to Section 2.13(a), or if a Lender is a Defaulting Lender, or if Borrower exercises its replacement rights under Section 10.02(c), then Borrower may at any time, at its sole expense and effort (except that assignment costs and expenses associated with a replacement of a Defaulting Lender may be recovered from such Defaulting Lender), upon notice to such Lender and, in the case of a Defaulting Lender, the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04(b)), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)                                     With respect to Borrowings, Borrower shall have paid to the Administrative Agent the processing and recordation fee specified in Section 10.04(b);

(ii)                                  subject to Section 2.15, such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.11), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(iii)                               in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.13, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)                              such assignment does not conflict with applicable Requirements of Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

Each Lender agrees that, if Borrower elects to replace such Lender in accordance with this Section 2.14(b), such Lender shall (x) with respect to such Lender’s Commitments and Loans, promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence the assignment and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s

Loans) subject to such Assignment and Assumption, and such Lender being replaced shall no longer constitute a “Lender” hereunder and all of its Commitments (if any remain) shall be deemed terminated, and the Eligible Assignee replacing such Lender shall constitute a “Lender” hereunder (including assumption of the Commitment, if any, and other obligations of the Lender being so replaced); provided that the failure of any such Lender to execute an Assignment and Assumption or other assignment and assumption documentation shall not render such assignment invalid and such assignment shall be recorded in the Register.

Section 2.15                            Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)                                 Any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.12(d) but excluding Section 2.14(b)) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated non-interest bearing account and, subject to any applicable Requirements of Law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iii) third, if so determined by the Administrative Agent and Borrower, held in such account as cash collateral for future funding obligations of such Defaulting Lender under this Agreement, (iv) fourth, pro rata, to the payment of any amounts owing to Borrower or the applicable Lenders as a result of any judgment of a court of competent jurisdiction obtained by Borrower or any applicable Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (v) fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (A) a prepayment of the principal amount of any Loans and (B) made at a time when the conditions set forth in Section 5.02 are satisfied, such payment shall be applied solely to prepay the Loans of all applicable non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans owed to any Defaulting Lender; and

(b)                                 In the event that the Administrative Agent or the Borrower each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Percentage.

The rights and remedies against a Defaulting Lender under this Section 2.15 are in addition to other rights and remedies that any Borrower, the Administrative Agent, and the non- Defaulting Lenders may have against such Defaulting Lender.  The arrangements permitted or required by this Section 2.15 shall be permitted under this Agreement, notwithstanding any limitation on Liens or the pro rata sharing provisions or otherwise.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Holdings and Borrower represent and warrant to the Administrative Agent and each of the Lenders that:

Section 3.01                            Organization and Good Standing.

Holdings, Borrower and each of their Subsidiaries (a) are duly incorporated, organized, or formed, validly existing and in good standing (or equivalent) under the laws of the jurisdiction of its incorporation, organization, or formation, (b) are duly qualified as a foreign entity authorized to do business, and is in good standing, in every other jurisdiction where its ownership, lease, or operation of properties and conduct of its business requires such qualification, and (c) have the requisite corporate or equivalent power and authority to own its properties and to carry on its business as now conducted, except in each case referenced in clause (b) or (c) above as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.02                            Due Authorization.

Each Loan Party (a) has the requisite corporate power and authority to execute, deliver and perform this Agreement and the other Loan Documents to which it is a party and to incur the obligations herein and therein provided for and (b) has been duly authorized by all necessary corporate action to execute, deliver and perform this Agreement and the other Loan Documents to which it is a party.

Section 3.03                            No Conflicts.

Neither the execution and delivery of this Agreement and the other Loan Documents to which each Loan Party is a party, nor the consummation of the transactions contemplated herein and therein, nor the performance of and compliance with the terms and provisions hereof and thereof by such Loan Party will (a) violate any provision of its Organizational Documents, (b) violate in any material respect any Requirement of Law (other than its Organizational Documents) or any regulation (including Regulation U and Regulation X), order, writ, judgment, injunction, decree or permit applicable to it, (c) violate any contractual provisions of, or cause an event of default under, any material indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it or its Subsidiaries may be bound or (d) result in or require the creation of any Lien upon or with respect to its or its Subsidiaries’ material properties, except in each case referenced in clause (c) or (d) above as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.04                            Consents.

No consent, approval, authorization or order of, or filing, registration or qualification with, any Governmental Authority or third party is required by any Loan Party under any material Requirement of Law in connection with the execution, delivery or performance by it of this Agreement or any of the other Loan Documents to which it is a party, except in each case as has been obtained or made.

Section 3.05                            Enforceable Obligations.

This Agreement and the other Loan Documents to which each Loan Party is a party have been, or when delivered hereunder will be, duly executed and delivered by or on behalf of it and constitute the legal, valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their respective terms, except as may be limited by Debtor Relief Laws or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether considered in a proceeding in equity or at law).

Section 3.06                            Financial Condition.

The financial statements delivered to the Administrative Agent pursuant to Sections 4.01(c), 5.01(a) and 5.01(b):  (a) have been prepared in accordance with GAAP, except as expressly noted therein and except to the extent of items that are immaterial in the aggregate and (b) present fairly in all material respects the consolidated financial condition, results of operations and cash flows of Holdings and its Subsidiaries as of such dates and for such periods therein indicated, provided that any such quarterly financial statements are unaudited and are subject to audit and year-end adjustments and lack footnotes and other presentation items.

Section 3.07                            No Default.

No Default or Event of Default has occurred and is continuing.

Section 3.08                            Litigation.

As of the Closing Date, except as disclosed in Holdings’ SEC filings or otherwise disclosed in writing to the Administrative Agent, there are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings pending or, to the knowledge of any Loan Party, threatened against any Loan Party, which if adversely determined would have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.09                            Taxes.

Holdings, Borrower and each of their Subsidiaries have filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed and paid all amounts of taxes shown thereon to be due (including interest and penalties) and have paid all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (a) that are not yet delinquent, (b) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP or (c) where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10                            Compliance with Law.

Except as disclosed in Holdings’ SEC filings or otherwise disclosed in writing to the Administrative Agent, Holdings, Borrower and each of their Subsidiaries is in compliance with all laws, rules, regulations, orders and decrees applicable to it or to its properties, except (a) as may be being contested in good faith and (b) instances in which the failure to comply therewith has not had or would not reasonably be expected to have a Material Adverse Effect.

Section 3.11                            ERISA.

Except as would not result or reasonably be expected to result in a Material Adverse Effect:

(a)                                 During the five-year period prior to the date on which this representation is made or deemed made:  (i) no Termination Event has occurred, and, to the best knowledge of Borrower or

Holdings, no event or condition has occurred or exists as a result of which any Termination Event would be reasonably expected to occur; (ii) there has been no failure to meet the minimum funding standards under Section 430 of the Code or Section 303 of ERISA (determined without regard to any waiver of funding provisions therein) with respect to any Plan; (iii) each Plan (excluding any Multiemployer Plan) has been maintained, operated, and funded in material compliance with its terms and the provisions of ERISA, the Code, and any other applicable federal or state laws; and (iv) no Lien in favor of the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.

(b)                                 The aggregate actuarial present value of all accumulated plan benefits of all Single Employer Plans (determined utilizing the assumptions used for purposes of Statement of Financial Accounting Standards No. 35) did not, as of the most recent valuation dates reflected in Holdings’ annual financial statements contained in Holdings’ most recent Form 10-K, exceed the aggregate fair market value of the assets of all such Single Employer Plans, except as disclosed in Holdings’ financial statements.

(c)                                  None of Borrower, Holdings, any Subsidiary of either or any ERISA Affiliate has incurred, or, to the best knowledge of Borrower or Holdings, is reasonably expected to incur, any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan.  None of Borrower, Holdings, any Subsidiary of either or any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA).

(d)                                 No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or would be reasonably likely to subject Borrower, Holdings, any Subsidiary of either, or any ERISA Affiliate to any material liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which Borrower, Holdings, any Subsidiary of either, or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

(e)                                  The aggregate actuarial present value of all accumulated post-retirement benefit obligations of Borrower, Holdings, their Subsidiaries and the ERISA Affiliates (determined utilizing the assumptions used for purposes of Statement of Financial Accounting Standards No. 106) under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA), as of the most recent valuation dates reflected in Holdings’ annual financial statements contained in Holdings’ most recent form 10-K, are reflected on such financial statements in accordance with Statement of Financial Accounting Standards No. 106.

Section 3.12                            Use of Proceeds; Margin Stock.

The proceeds of the Loans hereunder will be used solely for the purposes specified in Section 5.08.  Borrower is not incurring the Indebtedness hereunder for the purpose, directly or indirectly, of purchasing or carrying Margin Stock.  Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

Section 3.13                            Investment Company Act.

Neither Holdings nor any of its Subsidiaries, is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or controlled by such a company.

Section 3.14                            Solvency.

Each Loan Party is and, after the consummation of the transactions contemplated by this Agreement, will be Solvent.

Section 3.15                            Disclosure.

Neither this Agreement nor any financial statements delivered to the Administrative Agent nor any other document, certificate or statement furnished to the Lenders by or on behalf of Borrower or Holdings in connection with the transactions contemplated hereby, when taken as a whole and considered together with disclosures made in any other Loan Documents or filings by any Loan Party with the SEC, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein, in light of the circumstances under which they were made, taken as a whole, not misleading in any material respect on the date made or delivered; provided, that with respect to any projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Loan Parties to be reasonable at the time so prepared (it being recognized that projections as to future events are not to be viewed as facts and that actual results may be materially different from the projected results).

Section 3.16                            Environmental Matters.

Except as would not result or reasonably be expected to result in a Material Adverse Effect: (a) each of the properties of Holdings, Borrower and their Subsidiaries (the “Properties”) and all operations at the Properties are in substantial compliance with all applicable Environmental Laws and (b) there is no undocumented or unreported violation of any Environmental Law with respect to the Properties or the businesses operated by Holdings, Borrower and their Subsidiaries (the “Businesses”) that Borrower or Holdings are aware of.

Section 3.17                            Insurance.

The properties of Holdings, Borrower and their respective Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower or its Subsidiaries operate.

Section 3.18                            Anti-Terrorism and Anti-Corruption Laws.

The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Terrorism Laws, Anti-Corruption Laws and Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with applicable Anti-Terrorism laws, Anti-Corruption Laws Sanctions in all material respects.  None of the Borrower, any of its Subsidiaries or, to the knowledge of the Borrower, any director, officer, employee, agent, or affiliate of the Borrower or any of its Subsidiaries is a Sanctioned Person.

ARTICLE IV

CONDITIONS TO LOANS

Section 4.01                            Closing Date Conditions.

The Commitment of each Lender to fund the Loans on or prior to October 9, 2015 shall be subject to the prior or concurrent satisfaction or waiver of each of the conditions precedent set forth in this Section 4.01.

(a)                                 Loan Documents.  There shall have been delivered to the Administrative Agent an executed signature page of each Loan Party to each of the Loan Documents to which it is a party.

(b)                                 Corporate Documents.  The Administrative Agent shall have received:

(i)                                     a certificate of the secretary or assistant secretary of each Loan Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State (or applicable Governmental Authority) of the jurisdiction of its incorporation, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document to which it is a party or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (i)); and

(ii)                                  a certificate as to the good standing (or equivalent) of each Loan Party (in so-called “long-form” if available) as of a recent date, from such Secretary of State (or other applicable Governmental Authority).

(c)                                  Financial Statements.  Receipt by the Administrative Agent of a copy of the annual consolidated financial statements (including balance sheets, income statements and cash flow statements) of Holdings and its Subsidiaries for fiscal year 2014, audited by independent public accountants of recognized national standing.

(d)                                 Officers’ Certificate.  The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the chief executive officer and the treasurer or other senior financial officer of Borrower, certifying compliance with the conditions precedent set forth in this Section 4.01.

(e)                                  Opinions of Counsel.  The Administrative Agent, on behalf of itself and the Lenders, shall have received a favorable written opinion of Norton Rose Fulbright US LLP, special counsel for the Loan Parties, and a favorable written opinion of local Bermuda counsel for Holdings, each opinion to be (A) dated the Closing Date and (B) addressed to the Administrative Agent and the Lenders.

(f)                                   USA PATRIOT ACT.  The Lenders and the Administrative Agent shall have received the information required under Section 10.13 to be delivered by each applicable Loan Party on or prior to the Closing Date and which was identified by the Lenders and the Administrative Agent to Borrower.

(g)                                  No Default.  Each Loan Party shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document to which it is a party on its part to be observed or performed, and, at the time of and immediately after giving effect to such Loan and the application of the proceeds thereof, no Default or Event of Default shall have occurred and be continuing on such date.

(h)                                 Representations and Warranties.  Each of the representations and warranties made by any Loan Party set forth in Article III hereof or in any other Loan Document to which it is a party shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Loan with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(i)                                     No Legal Bar.  No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making any Loans to be made by it.  No injunction or other restraining order shall have been issued, shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.

Borrower shall provide such information (including calculations in reasonable detail of the covenants in Section 5.02) as the Administrative Agent may reasonably request to confirm that the conditions in Sections 4.01(g)-(h) have been satisfied.

Section 4.02                            Funding Date Conditions.

The obligation of each Lender to fund the Loans on the Funding Date shall be subject to the prior or concurrent satisfaction or waiver of each of the conditions precedent set forth in this Section 4.02.

(a)                                 Notice.  The Administrative Agent shall have received a Borrowing Request as required by Section 2.03.

(b)                                 Fees.  The Arrangers and the Administrative Agent (for itself and on behalf of the Lenders) shall have received all fees due and payable thereto by the Borrowers on or prior to the Funding Date, including the Administrative Agent Fee and, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including the legal fees and expenses of Vinson & Elkins L.L.P., special counsel to the Administrative Agent, and the fees and expenses of any consultants and other advisors) required to be reimbursed or paid by the Borrowers hereunder or under any other Loan Document.

(c)                                  No Default.  Each Loan Party shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document to which it is a party on its part to be observed or performed, and, at the time of and immediately after giving effect to such Loan and the application of the proceeds thereof, no Default or Event of Default shall have occurred and be continuing on such date.

(d)                                 Representations and Warranties.  Each of the representations and warranties made by any Loan Party set forth in Article III hereof or in any other Loan Document to which it is a party shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Loan with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

Borrower shall provide such information (including calculations in reasonable detail of the covenants in Section 5.02) as the Administrative Agent may reasonably request to confirm that the conditions in Sections 4.02(b)-(c) have been satisfied.

ARTICLE V

AFFIRMATIVE COVENANTS

Holdings and Borrower warrant, covenant and agree with each Lender that so long as the Obligations (other than contingent indemnification obligations) payable under any Loan Document shall not have been paid in full, unless the Required Lenders shall otherwise consent in writing:

Section 5.01                            Information Covenants.

Holdings and Borrower will furnish, or cause to be furnished, to the Administrative Agent, which in turn shall distribute promptly to the Lenders:

(a)                                 Annual Financial Statements.  As soon as available, and in any event within 75 days after the close of each fiscal year of Holdings, a consolidated balance sheet, income statement and statement of cash flows of Holdings and its Subsidiaries, as of the end of such fiscal year, setting forth in comparative form figures for the preceding fiscal year, all such financial information described above to be in reasonable form and detail and, in each case, audited by independent certified public accountants of recognized national standing reasonably acceptable to the Lenders and whose opinion shall be furnished to the Lenders, and shall be to the effect that such financial statements have been prepared in accordance with GAAP (except to the extent of items that are immaterial in the aggregate and except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified in any respect. Notwithstanding the above, it is understood and agreed that delivery of Holdings’ applicable report on Form 10-K shall satisfy the requirements of this Section 5.01(a).

(b)                                 Quarterly Financial Statements.  As soon as available, and in any event within 45 days after the close of each fiscal quarter of Holdings (other than the fourth fiscal quarter), a consolidated balance sheet, income statement and statement of cash flows of Holdings and its Subsidiaries as of the end of such fiscal quarter, in each case setting forth in comparative form figures for the corresponding period of the preceding fiscal year, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Lenders, and, in each case, accompanied by a certificate of a Financial Officer of Holdings to the effect that such quarterly financial statements fairly present in all material respects the financial condition of such person and have been prepared in accordance with GAAP (except to the extent of items that are immaterial in the aggregate), subject to changes resulting from audit and normal year-end audit adjustments.  Notwithstanding the above, it is understood and agreed that delivery of Holdings’ applicable report on Form 10-Q shall satisfy the requirements of this Section 5.01(b).

(c)                                  Officer’s Certificate.  Within 75 days of the end of each fiscal year and within 45 days of the end of each fiscal quarter (other than the fourth fiscal quarter), a certificate of a Financial Officer of the Borrower substantially in the form of Exhibit F:  (i) setting forth calculations demonstrating compliance by Holdings with the financial covenant set forth in Section 5.02 as of the end of such fiscal period; (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action Borrower proposes to take with respect thereto; and (iii) notifying the Administrative Agent of the posting of any documents referred to in Section 5.01(a) and (b).

(d)                                 Electronic Delivery Permitted.  Documents required to be delivered pursuant to Section 5.01(a), (b) and (e) (to the extent such documents are filed with the SEC) may be delivered electronically, including by filing with the SEC, and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings posts such documents, or provides a link thereto on Holdings’ website on the Internet at www.nabors.com; (ii) on which such documents are posted on Holdings’ or Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent has access (whether a commercial, third-party website or sponsored by the Administrative Agent); or (iii) filed with the SEC.  Notwithstanding anything contained in this Section 5.01(d), in every instance Borrower or Holdings shall be required to provide paper copies of the compliance certificate required by Section 5.01(c) to the Administrative Agent. Except for such compliance certificates, the Administrative Agent shall have no obligation to maintain copies of the documents referred to in Section 5.01(a), (b) and (e) and in any event the Administrative Agent shall have no obligation to request the delivery of the documents referred to in Section 5.01(a), (b), (c) or (e).

(e)                                  Notices.  Upon Holdings or Borrower obtaining knowledge thereof, it will give written notice to the Administrative Agent within five Business Days of (i) the occurrence of a Default or Event of Default, specifying the nature and extent thereof and what action it proposes to take with respect thereto, (ii) any change in the rating of the Index Debt and (iii) the occurrence of any of the following with respect to Holdings or Borrower: (A) the pendency or commencement of any litigation, arbitration or governmental proceeding against it, or any of its respective Subsidiaries, which, if adversely determined, would have or would reasonably be expected to have a Material Adverse Effect or (B) the institution of any proceedings against Holdings, Borrower or any of their respective Subsidiaries, with respect to, or the receipt of notice by such person of potential liability or responsibility for violation or alleged violation of, any federal, state or local law, rule or regulation (including, without limitation, any Environmental Law), the violation of which constitutes a Material Adverse Effect.  Borrower will immediately give written notice to the Administrative Agent of any change in the fiscal year of Borrower or Holdings.

(f)                                   ERISA.  Upon Borrower, Holdings or any Subsidiary of either or any ERISA Affiliate obtaining knowledge thereof, Borrower will give written notice to the Administrative Agent promptly (and in any event within five Business Days) of any of the following which would result in or reasonably would be expected to result in a Material Adverse Effect: (i) any event or condition, including, but not limited to, any Reportable Event, that constitutes, or would be reasonably expected to lead to, a Termination Event; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against Borrower or any Subsidiary of Borrower or any ERISA Affiliate, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); or (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which Borrower, Holdings, or any Subsidiary of either or any ERISA Affiliate is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; in each case together with a description of any such event or condition or a copy of any such notice and a statement by an officer of Borrower briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken with respect thereto.

(g)                                  Other Information.  With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of Borrower as any Lender may reasonably request.

Section 5.02                            Net Funded Indebtedness-to-Capitalization.

As of the end of each fiscal quarter thereof, Holdings shall maintain a ratio of (a) the aggregate principal amount of Net Funded Indebtedness of Holdings and its Subsidiaries to (b) Total Capitalization that is less than or equal to 0.60 to 1.0.

Section 5.03                            Preservation of Existence and Franchises.

(a)                                 Each of Holdings and its Subsidiaries will do all things necessary to preserve and keep in full force and effect its legal existence and rights, franchises and foreign qualifications, except as permitted by Section 6.02, or to the extent such entity determines that the preservation and maintenance of the same is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous to the Lenders, or the failure to preserve and maintain the same could not reasonably be expected, in the aggregate, to result in a Material Adverse Effect.

(b)                                 Holdings and Borrower will, and will cause each of their respective Subsidiaries to, generally maintain its properties in good condition and not waste or otherwise permit such properties to deteriorate, reasonable wear and tear excepted, except to the extent that the failure to so maintain such property or to avoid waste or deterioration could not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.03(b) shall not apply to property that is lost or damaged in connection with a casualty event or is subjected to a condemnation or other taking.

Section 5.04                            Books and Records.

Holdings and Borrower will, and will cause each of their respective Subsidiaries to, keep complete and accurate books and records, in all material respects in accordance with consistent accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).

Section 5.05                            Compliance with Law.

Holdings and Borrower will, and will cause each of their respective Subsidiaries to, comply with all Requirements of Law and all other laws (including, without limitation, all Environmental Laws and ERISA laws), rules, regulations (including without limitation, Regulation U and Regulation X), and orders, and all restrictions imposed by any Governmental Authority, applicable to it and its properties, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect or would not violate any restrictions on its ability to incur or assume Indebtedness. Holdings and Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by Holdings, Borrower, their Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Terrorism Laws, Anti-Corruption Laws and applicable Sanctions.

Section 5.06                            Payment of Taxes and Other Indebtedness.

Holdings and Borrower will, and will cause each of their respective Subsidiaries to, pay, settle or discharge (a) all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties, and (c) all of its other Indebtedness as it shall become due (to the extent such repayment is not otherwise prohibited by this Agreement); provided, however, that Holdings, Borrower and their respective Subsidiaries shall not be required to pay any such tax, assessment, charge, levy, claim or Indebtedness (i) which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP, or (ii) with respect to which the failure to make any such payment would not have or would not be reasonably expected to have a Material Adverse Effect.

Section 5.07                            Insurance.

Holdings and Borrower will, and will cause their Subsidiaries to, at all times maintain in full force and effect insurance that complies with the requirements set forth in Section 3.17.

Section 5.08                            Use of Proceeds.

The proceeds of the Loans shall be used for general corporate purposes of the Borrower.

ARTICLE VI

NEGATIVE COVENANTS

Borrower and Holdings warrant, covenant and agree with each Lender that so long as this Agreement shall remain in effect and until the Obligations (other than contingent indemnification obligations) shall have been paid in full, unless the Required Lenders shall otherwise consent in writing:

Section 6.01                            Nature of Business.

Holdings will not materially alter the character of its and its Subsidiaries’ (taken as whole) line of business from that conducted as of the Closing Date.

Section 6.02                            Fundamental Changes.

(a)                                 Borrower will not consolidate or amalgamate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person unless:

(i)                                     the person formed by such consolidation or amalgamation or into which Borrower is merged or the person which acquires by conveyance or transfer, or which leases, the properties and assets of Borrower substantially as an entirety shall be with respect to Borrower, a person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and shall expressly assume, by an appropriate supplement hereto, executed and delivered to the Administrative Agent, in form reasonably satisfactory to the Administrative Agent, the Obligations on the part of Borrower to be performed;

(ii)                                  immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(iii)                               Borrower has delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such consolidation, amalgamation, merger, conveyance, transfer or lease and any such appropriate supplement comply with this Section 6.02 and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b)                                 Holdings shall not consolidate or amalgamate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person unless:

(i)                                     the person formed by such consolidation or amalgamation or into which Holdings is merged or the person which acquires by conveyance or transfer, or which leases, the properties and assets of Holdings substantially as an entirety shall expressly assume, by an appropriate supplement hereto, executed and delivered to the Administrative Agent, in form reasonably satisfactory to the Administrative Agent, the due and punctual payment of all Obligations and the performance of every covenant of this Agreement on the part of Holdings (in its capacity as guarantor of the Obligations) to be performed;

(ii)                                  immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(iii)                               Holdings has delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such consolidation, amalgamation, merger, conveyance, transfer or lease and such supplement comply with this Section 6.02 and that all conditions precedent herein provided for relating to such transaction have been complied with.

Provided, that upon any consolidation or amalgamation of Holdings or Borrower with, or merger of Holdings or Borrower into, any other person, or any conveyance, transfer or lease of the properties and assets of Holdings or Borrower substantially as an entirety in accordance with this Section 6.02, the successor person formed by such consolidation or amalgamation or into which Holdings or Borrower is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of Holdings or Borrower under this Agreement with the same effect as if such successor person had been named as the respective Loan Party herein, and thereafter, except in the case of a lease to another person, the predecessor person shall be relieved of all Obligations and covenants under this Agreement.

Section 6.03                            Affiliate Transactions.

Other than transactions between or among any Loan Party and any other Loan Party or Wholly Owned Subsidiary of a Loan Party, Borrower will not, nor will it permit its Subsidiaries to, enter into any material transaction or series of related transactions which in the aggregate would be material, whether or not in the ordinary course of business, with any Affiliate other than on terms and conditions substantially as favorable to Borrower and its Subsidiaries as would be obtainable in a comparable arm’s-length transaction with a person other than an Affiliate; provided that the foregoing restriction shall not apply to (i) transactions pursuant to any contract or agreement outstanding as of (x) with respect to Borrower, the Closing Date or (y) with respect to any Subsidiary of Borrower, the Closing Date, or if later, the date such Subsidiary first became a Subsidiary of Borrower, and (ii) transactions otherwise specifically permitted herein.

Section 6.04                            Liens.

(a)                                 For so long as the Existing Credit Agreement shall remain in effect, Holdings will not, nor will it permit any Subsidiary to, amend or agree to amend Section 9.04 of the Existing Credit Agreement, as in effect on the date hereof.

(b)                                 At any time that the Existing Credit Agreement ceases to be in effect (it being acknowledged hereby that this Section 6.04(b) is without force or effect while the Existing Credit Agreement is in effect), Holdings will not, nor will it permit any Subsidiary to, issue, assume, guarantee or suffer to exist any Indebtedness if such Indebtedness is secured by a Lien upon any properties of Holdings or any Subsidiary or upon any securities or Indebtedness of any Subsidiary (whether such properties, securities or Indebtedness is now owned or hereafter acquired) without in any such case effectively providing that the Obligations shall be secured equally and ratably with (or prior to) such Indebtedness, except that the foregoing restrictions shall not apply to:

(i)                                     Liens on any property acquired, constructed or improved by Holdings or any Subsidiary (or Liens on the securities of a special purpose Subsidiary which holds no material assets other than the property being acquired, constructed or improved) after the date of this Agreement which are created within 360 days after such acquisition (or in the case of property constructed or improved, after the completion and commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of the purchase price or cost thereof; provided that in the case of such construction or improvement the Liens shall not apply to any property owned by Holdings or any Subsidiary before such construction or improvement other than (A) unimproved real property on which the property so constructed, or the improvement, is located or (B) personal property which is so improved;

(ii)                                  Liens existing on the Closing Date, existing Liens on property acquired (including Liens on any property acquired from a person which is consolidated with or merged with or into Holdings or a Subsidiary) or Liens outstanding at the time any corporation, partnership or other entity becomes a Subsidiary; provided that such Liens shall only apply to property owned by such corporation, partnership or other entity at the time it becomes a Subsidiary or that is acquired thereafter other than from Holdings or another Subsidiary;

(iii)                               Liens in favor of Holdings or any Subsidiary;

(iv)                              Liens in favor of domestic or foreign governmental bodies to secure advances or other payments pursuant to any contract or statute or to secure indebtedness incurred to finance the purchase price or cost of constructing or improving the property subject to such Liens, including Liens to secure debt of the pollution control or industrial revenue bond type;

(v)                                 Liens consisting of pledges or deposits by Holdings or any Subsidiary under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of debt) or leases to which Holdings or any Subsidiary is a party, or deposits to secure public or statutory obligations of Holdings or any Subsidiary or deposits of cash or United States government bonds to secure surety or appeal bonds to which it is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred in the ordinary course of business;

(vi)                              Liens imposed by law, including carriers’, warehousemen’s, repairman’s, landlords’ and mechanics’ liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

(vii)                           Liens for taxes, assessments or other governmental charges that are not yet delinquent or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(viii)                        Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of Holdings or any Subsidiary in the ordinary course of its business;

(ix)                              Liens consisting of encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or Liens consisting of zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of Holdings or a Subsidiary or to the ownership of its properties which do not materially adversely affect the value of said properties or materially impair their use in the operation of the business of Holdings or a Subsidiary;

(x)                                 Liens arising by virtue of any statutory or common law provisions relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository institution; provided that;

(A)                               such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Holdings or any Subsidiary in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(B)                               such deposit account is not intended by Holdings or any Subsidiary to provide collateral to the depository institution;

(xi)                              Liens arising from Uniform Commercial Code financing statement filings regarding leases Holdings and its Subsidiaries enter into in the ordinary course of business;

(xii)                           any Lien over goods (or any documents relating thereto) arising either in favor of a bank issuing a form of documentary credit in connection with the purchase of such goods or by way of retention of title by the supplier of such goods where such goods are supplied on credit, subject to such retention of title, and in both cases where such goods are acquired in the ordinary course of business;

(xiii)                        any Lien pursuant to any order of attachment, execution, enforcement, distraint or similar legal process arising in connection with court proceedings; provided that such process is effectively stayed, discharged or otherwise set aside within 30 days;

(xiv)                       any lease, sublease and sublicense granted to any third party constituting a mortgage and any mortgage pursuant to farm-in and farm-out agreements, operating agreements, development agreements and any other similar arrangements, which are customary in the oil and gas industry or in the ordinary course of business of Holdings or any Subsidiary;

(xv)                          with respect only to Nabors Canada, any Security Interest (as defined in the Existing Credit Agreement) not prohibited by Section 10.02 of the Existing Credit Agreement; or

(xvi)                       any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referred to in the foregoing clauses (i) through (xiv), inclusive; provided that the principal amount of debt secured thereby shall not exceed the principal amount of debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the mortgage so extended, renewed or replaced (plus improvements in such property).

In addition to the foregoing, Holdings and any Subsidiary may issue, assume or guarantee secured Indebtedness that, with certain other Indebtedness described in the following sentence, does not exceed 10% of Consolidated Net Tangible Assets in the aggregate.  For purposes of the foregoing calculation in the immediately preceding sentence, all attributable debt in respect of Sale and Lease-Back Transactions of Holdings and its Subsidiaries under the exception in Section 6.07 outstanding and unpaid shall be included, without duplication, in “Indebtedness”.

Section 6.05                            Burdensome Agreements.

Neither Holdings nor any of its Subsidiaries shall enter into any contractual obligation (other than this Agreement or any other Loan Document) that materially limits the ability (a) of any Subsidiary of Holdings to make Restricted Payments to Holdings, or to otherwise transfer property to Holdings, (b) of any Subsidiary of Holdings to guarantee the Indebtedness of Holdings, or (c) of Holdings or any Subsidiary of Holdings to create, incur, assume or suffer to exist Liens on property of such person, in each case, other than:

(i)                                     encumbrances or restrictions contained in, or existing by reason of, any agreement or instrument existing on the date hereof;

(ii)                                  encumbrances or restrictions contained in, or existing by reason of, any agreement or instrument relating to property existing at the time of the acquisition thereof, so long as such encumbrances or restrictions relate only to the property so acquired;

(iii)                               encumbrances or restrictions contained in, or existing by reason of, any agreement or instrument relating to any debt of, or otherwise to, any Subsidiary of Holdings at the time such Subsidiary was merged or consolidated with or into, or acquired by, Holdings or a Subsidiary of Holdings or became a Subsidiary of Holdings and not created in contemplation thereof;

(iv)                              encumbrances or restrictions contained in, or existing by reason of, any agreement or instrument effecting a renewal, extension, refinancing, refund or replacement (or successive extensions, renewals, refinancings, refunds or replacements) of debt issued under an agreement referred to in clauses (i) through (iii) above, so long as the encumbrances and restrictions contained in any such renewal, extension, refinancing, refund or replacement agreement, taken as a whole, are not materially more restrictive than the encumbrances and restrictions contained in the original agreement, as determined in good faith by Holdings;

(v)                                 temporary encumbrances or restrictions with respect to a Subsidiary of Holdings under an agreement that has been entered into for the disposition of all or substantially all of the outstanding Capital Stock of or assets of such Subsidiary, provided that such disposition is otherwise permitted hereunder;

(vi)                              customary restrictions on cash, other deposits or assets imposed by customers and other persons under contracts entered into in the ordinary course of business;

(vii)                           encumbrances or restrictions contained in any agreement or instrument relating to Indebtedness that prohibit the transfer of all or substantially all of the assets of the obligor under such agreement or instrument unless the transferee assumes the obligations of the obligor under such agreement or instrument or such assets may be transferred subject to such prohibition;

(viii)                        encumbrances or restrictions with respect to property under an agreement that has been entered into for the disposition of such property, provided that such disposition is otherwise permitted hereunder;

(ix)                              encumbrances or restrictions contained in, or existing by reason of, any agreement or instrument governing Indebtedness of any Foreign Subsidiary of Holdings, which encumbrances or restrictions are not applicable to any person, or the properties or assets of any person, other than any such Foreign Subsidiary of Holdings and the subsidiaries of such Foreign Subsidiary;

(x)                                 encumbrances or restrictions with respect to property under a charter, lease or other agreement that has been entered into for the employment of such property; and

(xi)                              encumbrances or restrictions contained in joint venture agreements, partnership agreements and other similar agreements with respect to a joint ownership arrangement restricting the disposition or distribution of assets or property of such joint venture, partnership or other joint ownership entity, or any of such person’s subsidiaries, if such encumbrances or restrictions are not applicable to the property or assets of any other person.

Section 6.06                            Subsidiary Indebtedness.

Borrower will not permit any of its Subsidiaries to contract, create, incur, assume or permit to exist any Indebtedness, other than:

(a)                                 Indebtedness in respect of current accounts payable and accrued expenses incurred in the ordinary course of business;

(b)                                 Indebtedness owing by a Subsidiary of Borrower to Holdings or a Subsidiary of Holdings;

(c)                                  purchase money Indebtedness to finance the acquisition, construction, or improvement, or capital lease of assets (including equipment) or property; provided that (i) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed and all fees, costs and expenses relating thereto, including attorney and legal, accounting, expert, and professional advisor fees and expenses; and (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing plus all fees, costs and expenses relating thereto, including attorney and legal, accounting, expert, and professional advisor fees and expenses;

(d)                                 Indebtedness incurred after the Closing Date in connection with the acquisition of a person or property (including by consolidation or merger) as long as such Indebtedness existed prior to such acquisition and was not created in anticipation thereof;

(e)                                  Indebtedness existing on the Closing Date;

(f)                                   Indebtedness under performance guaranties, performance bonds and letters of credit issued in the ordinary course of business and serving as a performance guaranty;

(g)                                  Indebtedness under documentary credits issued in connection with the purchase of goods in the ordinary course of business;

(h)                                 Indebtedness (i) under unsecured overdraft lines of credit or for working capital purposes in foreign countries with financial institutions and (ii) arising from the honoring by a bank or other person of a check, draft or similar instrument inadvertently drawing against insufficient funds;

(i)                                     any other Indebtedness in a principal amount not to exceed ten percent (10%) of Consolidated Net Tangible Assets in the aggregate, at any one time outstanding;

(j)                                    Indebtedness not otherwise permitted under any other clause of this Section 6.06 so long as each Subsidiary of Borrower incurring such Indebtedness has delivered to the Administrative Agent (A) a guaranty in a form and substance reasonably satisfactory to the Administrative Agent and (B) a certificate of a Responsible Officer certifying the adoption of board resolutions authorizing such subsidiary guaranty; and

(k)                                 extensions, refinancings, renewals or replacements (or successive extensions, refinancings, renewals, or replacements), in whole or in part, of the Indebtedness permitted above which, in the case of any such extension, refinancing, renewal or replacement, does not increase the amount of the Indebtedness being extended, refinanced, renewed or replaced, other than amounts incurred to pay the costs of such extension, refinancing, renewal or replacement.

Section 6.07                            Sale and Lease-Back Transactions.

Holdings will not, nor will it permit any Subsidiary to, enter into any Sale and Lease-Back Transaction, other than any Sale and Lease-Back Transaction:

(a)                                 entered into within 360 days of the later of the acquisition or placing into service of the property subject thereto by Holdings or such Subsidiary;

(b)                                 involving a lease of less than five years;

(c)                                  entered into in connection with an industrial revenue bond or pollution control financing;

(d)                                 between Holdings and/or one or more of its Subsidiaries;

(e)                                  as to which Borrower or such Subsidiary would be entitled to incur debt secured by a mortgage on the property to be leased in an amount equal to the attributable debt with respect to such Sale and Lease-Back Transaction without equally and ratably securing the Obligations (1) under clauses (a) through (n) of Section 9.04 of the Existing Credit Agreement as it is in effect on the date of this Agreement or (2) under the last paragraph of Section 9.04 of the Existing Credit Agreement as it is in effect on the date of this Agreement; or

(f)                                   as to which Borrower will apply an amount equal to the net proceeds from the sale of the property so leased to (1) the retirement (other than any mandatory retirement), within 360 days of the effective date of any such Sale and Lease-Back Transaction, of securities or of funded debt of Borrower or a Subsidiary or (2) the purchase or construction of other property, provided that such property is owned by Borrower or a Subsidiary free and clear of all mortgages.

Section 6.08                            Compliance with Anti-Terrorism Laws.

The Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Sanctioned Person, or in any Sanctioned Country, or (ii) in any other manner that would result in a violation of Anti-Terrorism Laws, Anti-Corruption Laws or Sanctions by any person (including any person participating in the Loans, whether as underwriter, advisor, investor, or otherwise).

ARTICLE VII

GUARANTEE

Section 7.01                            The Guarantee.

(a)                                 Each Guarantor hereby guarantees, as a primary obligor and not merely as a surety to each Beneficiary and its successors and permitted assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest on (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and all other Obligations from time to time owing to the Beneficiaries by any Loan Party under any Loan Document, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”).  Each Guarantor hereby agrees that if Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, Guarantor will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 7.02                            Obligations Unconditional.

The obligations of each Guarantor under Section 7.01 shall constitute a guaranty of payment (and not of collection) and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of any Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or a guarantor (except for payment).  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter, impair, release, limit or otherwise affect the liability of any Guarantor hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a)                                 at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)                                 any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c)                                  the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d)                                 any impossibility, impracticability, frustration of purpose, illegality, force majeure or act of government;

(e)                                  the bankruptcy, winding-up, liquidation, dissolution, moratorium, readjustment of debt or insolvency of any Loan Party or any other person, including any discharge or bar against collection of any of the Obligations, or the amalgamation of or any change in the existence, structure, name, status, function, control, constitution or ownership of any Loan Party, Lender or any other person;

(f)                                   any lack or limitation of power, incapacity or disability on the part of any Loan Party or of the directors, partners or agents thereof or any other irregularity, defect or informality on the part of any Loan Party in its obligations to the applicable Lenders;

(g)                                  any limitation, postponement, prohibition, subordination or other restriction on the right of any Lender to payment of the Obligations; or

(h)                                 any interest of any Lender in any property whether as owner thereof or as holder of a security interest therein or thereon, being invalidated, voided, declared fraudulent or preferential or otherwise set aside, or by reason of any impairment of any right or recourse to collateral.

The foregoing provisions apply and the foregoing waivers, to the extent permitted under applicable law, shall be effective even if the effect of any action or failure to take action by the Beneficiaries is to destroy or diminish any Guarantor’s subrogation rights, any Guarantor’s right to proceed against Borrower for reimbursement, any Guarantor’s right to recover contribution from any other guarantor or any other right or remedy of any such Guarantor.

Each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Beneficiary exhaust any right, power or remedy or proceed against any Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations.  Each Guarantor waives any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Beneficiary upon this guarantee or acceptance of this guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this guarantee, and all dealings between any Borrower and the Beneficiaries shall likewise be conclusively presumed to have been had or consummated in reliance upon this guarantee.  This guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Beneficiaries, and the obligations and liabilities of each Guarantor hereunder shall not be conditioned or contingent upon the pursuit by the Beneficiaries or any other person at any time of any right or remedy against any Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto.  This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Guarantor and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and permitted assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 7.03                            Reinstatement.

The obligations of each Guarantor under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of such Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 7.04                            Subrogation.

Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against Borrower or any other obligor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

Section 7.05                            Remedies.

Each Guarantor agrees that, as between such Guarantor and the Lenders, the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by each Guarantor for purposes of Section 7.01.

Section 7.06                            Instrument for the Payment of Money.

Each Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or any Administrative Agent, at its sole option, in the event of a dispute by any Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 7.07                            Continuing Guarantee.

The guarantee in this Article VII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 7.08                            General Limitation on Guarantee Obligations.

In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by any Loan Party or any other person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 7.09                            Release of Guarantor.

(a)                                 Upon receipt of a written request from Borrower, the Administrative Agent will execute and deliver, at Borrower’s expense, all documents as may reasonably be requested to effect a release of a Guarantor (other than Holdings) that ceases to exist as not prohibited by Section 5.03(a) or is no longer required to guarantee the Obligations under Section 6.06(j).

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01                            Events of Default.

An Event of Default with respect to the Obligations shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a)                                 Payment.  Borrower shall: (i) default in the payment when due of any principal of any of the Loans or (ii) default, and such default shall continue for three or more Business Days, in the payment when due of any interest on the Loans or of any fees that constitute Obligations owing hereunder, or (iii) default, and such default shall continue for five (5) or more Business Days, in the payment of any other amounts owing hereunder, under any of the other Loan Documents to which it is a party or in connection herewith or therewith, in each case that constitute Obligations.

(b)                                 Representations.  Any representation, warranty or statement made or deemed to be made by any Loan Party herein, in any of the other Loan Documents to which it is a party, or in any statement or certificate delivered or required to be delivered by them pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was deemed to have been made.

(c)                                  Covenants.  Any Loan Party shall:

(i)                                     default in the due performance or observance of any term, covenant or agreement contained in Sections 5.01(e), 5.02, or Article VI, inclusive; or

(ii)                                  default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b), or (c)(i) of this Section 8.01) contained in this Agreement or any other Loan Document to which it is party and such default shall continue unremedied for a period of at least thirty (30) days after such notice is given by the Administrative Agent to Borrower.

(d)                                 Bankruptcy, etc.  The occurrence of any of the following with respect to any Loan Party or any Material Subsidiary: (i) a court or Governmental Authority having jurisdiction in the premises shall enter a decree or order for relief in respect of such Loan Party or Material Subsidiary in an involuntary case under any applicable Debtor Relief Law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Loan Party or Material Subsidiary or for any material part of its property or ordering the winding up or liquidation of its affairs; or (ii) an involuntary case under any applicable Debtor Relief Law now or hereafter in effect is commenced against such Loan Party or Material Subsidiary and such petition remains unstayed and in effect for a period of sixty (60) consecutive days (or 120 consecutive days if a foreign proceeding); or (iii) such Loan Party or Material Subsidiary shall commence a voluntary case under any applicable Debtor Relief Law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Loan Party or Material Subsidiary or any material part of its property or make any general assignment for the benefit of creditors; or (iv) such Loan Party or Material Subsidiary shall admit in writing its inability to pay its debts generally as they become due or any action shall be taken by any such Loan Party in furtherance of any of the aforesaid purposes.

(e)                                  Defaults under Other Agreements.  With respect to any Indebtedness of any Loan Party or any of their Subsidiaries having an outstanding principal amount in excess of US$100.0 million in the aggregate, or any obligations in respect of any Swap Contract of any Loan Party or any of their Subsidiaries having a Swap Termination Value in excess of US$100.0 million in the aggregate, (i) such Loan Party or any such Subsidiary shall (A) default in making any payment when due (after giving effect to any applicable grace period with respect thereto) with respect to such Indebtedness or obligations in respect of Swap Contracts, as applicable, or (B) default (after giving effect to any applicable grace period with respect thereto) in the observance or performance of any other covenant or agreement relating to such Indebtedness or obligations in respect of Swap Contracts, as applicable, or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, in each case the effect of which default or other event or condition is to cause or permit the holder or the holders of such Indebtedness or such obligations in respect of Swap Contracts, as applicable, (or any trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required) such Indebtedness or obligations in respect of Swap Contracts to become due prior to its stated maturity; or (ii) such Indebtedness or obligations in respect of Swap Contracts shall be declared due and payable, or required to be prepaid, redeemed or repurchased other than by a regularly scheduled required prepayment prior to the stated maturity thereof; or (iii) such Indebtedness or obligations in respect of Swap Contracts shall mature and remain unpaid.

(f)                                   Judgments.  One or more judgments, orders, or decrees shall be entered against any Loan Party or any Material Subsidiary involving a liability of US$100.0 million or more, in the aggregate, (to the extent not paid or covered by insurance provided by a carrier who has not disputed coverage) and such judgments, orders or decrees shall be final and unappealable and shall not have been paid in accordance with their terms when due, or vacated, satisfied, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; provided that if such judgment, order or decree provides for periodic payments over time then such Loan Party or Material Subsidiary shall have a grace period of thirty (30) days with respect to each such periodic payment but only so long as no Lien attaches during such period.

(g)                                  ERISA.  The occurrence of any ERISA Event (as defined below) that, when taken together with all other ERISA Events that have occurred, would have or would be reasonably expected to have a Material Adverse Effect:  (i) any failure to meet the minimum funding standards under Section 303 of ERISA or Section 430 of the Code, whether or not waived, shall exist with respect to any Plan, or any lien shall arise on the assets of Borrower or Holdings or any Subsidiary of either or any

ERISA Affiliate in favor of the PBGC or a Plan; (ii) a Termination Event shall occur with respect to a Single Employer Plan which is likely to result in the termination of such Plan in a distress termination under Section 4041(c) of ERISA or by the PBGC under Section 4042 of ERISA; (iii) Borrower, Holdings, any Subsidiary of either, or any ERISA Affiliate shall incur any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency (within the meaning of Section 4245 of ERISA) of a Multiemployer Plan or Multiple Employer Plan; or (iv) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur with respect to any Plan which would be reasonably expected to subject Borrower, Holdings, any Subsidiary of either or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which Borrower, Holdings, any Subsidiary of either or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability (each of (i) through (iv) an “ERISA Event”).

(h)                                 Change of Control.  There shall occur a Change of Control.

(i)                                     Validity of Loan Documents.  Any Loan Document to which a Loan Party is a party or any material provisions thereof shall at any time and for any reason (other than satisfaction in full of the Obligations) be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any such Loan Party or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any such Loan Party shall repudiate or deny any portion of its liability or obligation for the Obligations.

Section 8.02                            Acceleration; Remedies.

(a)                                 Upon the occurrence and during the continuation of an Event of Default (other than an event described in Section 8.01(d)) then, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Borrower, take either or both of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against any Party, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each Party, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event, with respect to an event described in Section 8.01(d), the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each Loan Party, anything contained herein or in any other Loan Document to the contrary notwithstanding.  Notwithstanding the fact that enforcement powers reside primarily with the Administrative Agent and each Lender has, to the extent permitted by any Requirement of Law, a separate right of payment and shall be considered a separate “creditor” holding a separate “claim” within the meaning of Section 101(5) of the Bankruptcy Code or any other Debtor Relief Law.

Section 8.03                            Allocation of Payments After Event of Default.

Notwithstanding any other provisions of this Agreement, but subject to Section 2.15(a), after the occurrence of an Event of Default and the exercise of remedies by the Administrative Agent or the

Lenders, as applicable, pursuant to Section 8.02 (or after the applicable Commitments shall automatically terminate and the applicable Loans (with accrued interest thereon) and all other amounts under the Loan Documents shall automatically become due and payable in accordance with the terms of such Section), all amounts collected or received:

(a)                                 by the Administrative Agent or any Lender on account of amounts outstanding under any of the Loan Documents, in each case, that constitute Obligations, shall be paid over or delivered as follows:

(i)                                     First, to the payment of all reasonable costs and expenses or fees, including compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection with the enforcement of rights hereunder and all amounts for which the Administrative Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(ii)                                  Second, to the payment of all other reasonable costs and expenses, including compensation to the other Beneficiaries and their agents and counsel and all costs, liabilities and advances made or incurred by such other Beneficiaries in connection with the enforcement of rights hereunder, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(iii)                               Third, without duplication of amounts applied pursuant to the immediately preceding subclauses (i) and (ii) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal) and, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(iv)                              Fourth, to the indefeasible payment in full in cash, pro rata, of the principal amount of the Obligations and any premium thereon; and

(v)                                 Fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct;

provided, that in the event that any such proceeds are insufficient to pay in full the items described in the immediately preceding subclauses (i) through (v), the Loan Parties shall remain liable, jointly and severally, for any deficiency.

ARTICLE IX

THE AGENTS

Section 9.01                            Appointment and Authority.

Each of the Lenders hereby irrevocably appoints Bank of America, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents to which it is a party and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions (except as explicitly set forth herein).

Section 9.02                            Administrative Agent Individually.

(a)                                 The person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as the Administrative Agent hereunder in its individual capacity.  Such person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

(b)                                 Each Lender understands that the person serving as the Administrative Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 9.02 as “Activities”) and may engage in the Activities with or on behalf of one or more of the Obligors or their respective Affiliates.  Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Obligors and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in Borrower, another Obligor or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Obligors or their Affiliates.  Each Lender understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Obligors or their Affiliates (including information concerning the ability of the Obligors to perform their respective Obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lenders that are not members of the Agent’s Group.  None of the Administrative Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Obligor or any Affiliate of any Obligor) or to account for any revenue or profits obtained in connection with the Activities, except that the Administrative Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders.

(c)                                  Each Lender further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Obligors and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder and under the other Loan Documents).  Each Lender agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the person serving as Administrative Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender.  None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agent’s Group of information (including Information) concerning the Obligors or their Affiliates (including information concerning the ability of the Obligors to perform their respective Obligations hereunder and under the other Loan Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by the Administrative Agent or any member of the Agent’s Group to any Lender including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Obligors or their Affiliates) or for its own account.

Section 9.03                            Duties of Administrative Agent; Exculpatory Provisions.

(a)                                 The Administrative Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature and the Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law.

(b)                                 The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.02 or 10.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until Borrower or any Lender shall have given notice to the Administrative Agent describing such Default and such event or events.  Except as expressly set forth herein and in the other Loan Documents to which it is a party, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the person serving as the Administrative Agent or any of its Affiliates in any capacity.

(c)                                  Neither the Administrative Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created by any collateral document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d)                                 Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.

Section 9.04                            Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Loan, and in the case of a Borrowing, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing.  The Administrative Agent may consult with legal counsel (who may be counsel for a Loan Party), independent accountants and other experts selected by it, and shall be entitled to rely upon the advice of any such counsel, accountants or experts and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05                            Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent.  The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  Each such sub agent and the Related Parties of the Administrative Agent and each such sub agent shall be entitled to the benefits of all provisions of this Article IX and Article X (as though such sub agents were the “Administrative Agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.06                            Resignation of Administrative Agent.

(a)                                 The Administrative Agent may at any time give notice of its resignation to the Lenders and Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right subject to Borrower’s consent (unless an Event of Default shall have occurred and be continuing, and in such case, in consultation with Borrower), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (such 30-day period, the “Lender Appointment Period”), then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above and promptly shall provide notice to Borrower of such appointment (which notice shall include the name, address, wire transfer information of, and contact person for, the successor Administrative Agent).  In addition and without any obligation on the part of the retiring Administrative Agent to appoint, on behalf of the Lenders, a successor Administrative Agent, the retiring Administrative Agent may at any time upon or after the end of the Lender Appointment Period notify Borrower and the Lenders that no qualifying person has accepted appointment as successor Administrative Agent and the effective date of such retiring Administrative Agent’s resignation which effective date shall be no earlier than three (3) Business Days after the date of such notice.  Upon the resignation effective date established in such notice and regardless of whether a successor Administrative Agent has been appointed and accepted such appointment, the retiring Administrative Agent’s resignation shall nonetheless become effective and (i) the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative

Agent hereunder and under the other Loan Documents to which it is a party and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Administrative Agent of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations as Administrative Agent hereunder or under such other Loan Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under such other Loan Documents, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 9.07                            Non-Reliance on Administrative Agent and Other Lenders.

(a)                                 Each Lender confirms to the Administrative Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and under the other Loan Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.

(b)                                 Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) that it has, independently and without reliance upon the Administrative Agent, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Administrative Agent, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i)                                     the financial condition, status and capitalization of Borrower and each other Obligor;

(ii)                                  the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(iii)                               determining compliance or non-compliance with any condition hereunder to the making of a Loan and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition;

(iv)                              the adequacy, accuracy and/or completeness of any information delivered by the Administrative Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.

Section 9.08                            Withholding Tax.

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  Without limiting the provisions of Section 2.13(a) or (c), each Lender shall, and does hereby, indemnify the Administrative Agent, and shall make payable in respect thereof within 30 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any single counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective).  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.08.  The agreements in this Section 9.08 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 9.09                            No Other Duties, etc.

Anything herein to the contrary notwithstanding, none of the Arrangers, Syndication Agent or Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

Section 9.10                            Enforcement.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent, or as the Required Lenders may require or otherwise direct, for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents to which it is a party, (b) any Lender from exercising setoff rights in accordance with, and subject to, the terms of this Agreement, or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Party under any bankruptcy or insolvency law.

ARTICLE X

MISCELLANEOUS

Section 10.01                     Notices, Communications and Treatment of Information.

(a)                                 Notices.  Except as specifically provided in clause (a)(iii) below, all notices, demands, requests, consents and other communications provided for in this Agreement shall be in writing and shall be deemed to be duly given if (w) delivered by hand, (x) delivered by a recognized commercial overnight courier which guarantees delivery on the next Business Day, (y) sent by facsimile with written confirmation of receipt, and (z) sent by U.S. registered or certified mail return receipt requested and postage prepaid, addressed to the party to be notified as follows:

(i)                                     if to Borrower or any other Obligor:

Nabors Industries, Inc.

515 West Greens Road

Suite 1200

Houston, Texas 77067

Attention:  General Counsel

Facsimile No.:  281-775-8431

(ii)                                  if to the Administrative Agent:

Bank of America, N.A.

101 N. Tryon Street

Charlotte, NC 28255-0001

Attention of: Jennifer Thayer

Facsimile No.:  704-409-0486

E-Mail Address:  jennifer.thayer@baml.com

With a copy to:

Bank of America, N.A.

135 South LaSalle Street

Chicago, Illinois 60603

Attention of:  Christine Trotter

Facsimile No.:  877-207-0702

E-Mail Address:  christine.trotter@baml.com

(iii)                               if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire or at such other address as shall be notified in writing in accordance with this Section 10.01(a) (y) in the case of Borrower, and the Administrative Agent, to the other parties, and (z) in the case of all other parties, to Borrower and the Administrative Agent.

(iv)                              All notices, demands, requests, consents and other communications described in this clause (a) shall be received (i) if so delivered by hand, including by any such overnight courier service, upon actual receipt, (ii) if so delivered by mail, three (3) Business Days after being deposited in the mail, and (iii) if delivered by facsimile, upon confirmation of receipt by the receiver (provided that if such confirmation is not transmitted during normal business hours for the recipient, it shall be deemed to have been transmitted at the opening of business on the next succeeding Business Day for the recipient); provided, however, that notices and communications to any Administrative Agent pursuant to Article II or Article VII shall not be effective until received by the Administrative Agent.

(v)                                 Notwithstanding the foregoing provisions of this clause (a) (unless the Administrative Agent requests that the provisions of this clause (a) be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Obligors shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to jennifer.thayer@baml.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify to the Borrower in accordance with this clause (a).  Nothing in this clause (a)(v) shall prejudice the right of the Administrative Agent or any Lender to deliver any Approved Electronic Communication to any Obligor in any manner authorized in this Agreement or to request that any Borrower effect delivery in such manner.

(b)                                 Posting of Approved Electronic Communications.  Each of the Lenders and each Obligor agree that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(i)                                     Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and each Obligor acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.  In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders and each Obligor hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(ii)                                  THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”.  NONE OF THE ADMINISTRATIVE AGENT NOR ANY OTHER MEMBER OF THE AGENT’S GROUP WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR

FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.

(iii)                               Each of the Lenders and each Obligor agree that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

(c)                                  Treatment of Information.

(i)                                     Certain of the Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that does not contain material non-public information with respect to any of the Obligors or their securities (“Restricting Information”).  Other Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that may contain Restricting Information.  Each Lender acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the such issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other person.  Neither the Administrative Agent nor any of its Related Parties shall, by making any Communications (including Restricting Information) available to a Lender, by participating in any conversations or other interactions with a Lender or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall the Administrative Agent or any of its Related Parties be responsible or liable in any way for any decision a Lender may make to limit or to not limit its access to Restricting Information.  In particular, none of the Administrative Agent nor any of its Related Parties (i) shall have, and the Administrative Agent, on behalf of itself and each of its Related Parties, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender has or has not limited its access to Restricting Information, such Lender’s policies or procedures regarding the safeguarding of material, nonpublic information or such Lender’s compliance with applicable laws related thereto or (ii) shall have, or incur, any liability to any Obligor or Lender or any of their respective Related Parties arising out of or relating to the Administrative Agent or any of its Related Parties providing or not providing Restricting Information to any Lender.

(ii)                                  Each Obligor agrees that (i) all Communications it provides to the Administrative Agent intended for delivery to the Lenders whether by posting to the Approved Electronic Platform or otherwise shall be clearly and conspicuously marked “PUBLIC” if such Communications do not contain Restricting Information which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” each Obligor shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Communications as either publicly available information or not material information (although, in this latter case, such Communications may contain sensitive business information and, therefore, remain subject to the confidentiality undertakings of Section 10.12) with respect to such Obligor or its securities for purposes of United States federal and state securities laws, (iii) all Communications marked “PUBLIC” may be delivered to all Lenders and may be made available through a portion of the Approved Electronic Platform designated “Public Side Information,” and (iv) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as Restricting Information and may post such Communications to a portion of the Approved Electronic Platform not designated “Public Side Information.”  Neither the Administrative Agent nor any of its Affiliates shall be responsible for any statement or other designation by an Obligor regarding whether a Communication contains or does not contain material non-public information with respect to any of the Obligors or their securities nor shall the Administrative Agent or any of its Affiliates incur any liability to any Obligor, any Lender or any other person for any action taken by the Administrative Agent or any of its Affiliates based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Lender that may decide not to take access to Restricting Information.  Nothing in this Section shall modify or limit a Lender’s obligations under Section 10.12 with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.

(iii)                               Each Lender acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information.  Accordingly, each Lender agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) on such Lender’s Administrative Questionnaire.  Each Lender agrees to notify the Administrative Agent from time to time of such Lender’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.

(iv)                              Each Lender acknowledges that Communications delivered hereunder and under the other Loan Documents may contain Restricting Information and that such Communications are available to all Lenders generally.  Each Lender that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Administrative Agent and other Lenders may have access to Restricting Information that is not available to such electing Lender.  None of the Administrative Agent nor any Lender with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Lender or to use such Restricting Information on behalf of such electing Lender, and shall not be liable for the failure to so disclose or use, such Restricting Information.

(v)                                 The provisions of the foregoing clauses of this Section are designed to assist the Administrative Agent, the Lenders and the Obligors, in complying with their respective contractual obligations and applicable law in circumstances where certain Lenders express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Loan Documents or other information provided to the Lenders hereunder or thereunder may contain Restricting Information.  Neither the Administrative Agent nor any of its Related Parties warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does the Administrative Agent or any of its Related Parties warrant or make any other statement to the effect that an Obligor’s or Lender’s adherence to such provisions will be sufficient to ensure compliance by such Obligor or Lender with its contractual obligations or its duties under applicable law in respect of Restricting Information and each of the Lenders and each Obligor assumes the risks associated therewith.

Section 10.02                     Waivers; Amendment.

(a)                                 Generally.  No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.  No notice or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

(b)                                 Required Consents.  Subject to Section 10.02(c), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Administrative Agent or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Lender or Lenders that are party thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall be effective if the effect thereof would:

(i)                                     increase the Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant, Default or Event of Default shall constitute an increase in the Commitment of any Lender);

(ii)                                  reduce the principal amount or premium, if any, of any Loan (except in connection with a payment contemplated by clause (ix) below) or reduce the rate of interest thereon (other than interest pursuant to Section 2.06(c)), or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (ii));

(iii)                               (A) change the scheduled final maturity of any Loan, or any scheduled date of payment (or permitted prepayment) of any Loan, (B) postpone the date for payment of any interest, premium or fees that constitute Obligations payable hereunder, (C) reduce the amount of, waive or excuse any such payment (other than waiver of any increase in the interest rate pursuant to Section 2.06(c)), or (D) postpone the scheduled date of expiration of any Commitment beyond the Funding Date, in any case, without the written consent of each Lender directly affected thereby;

(iv)                              increase the maximum duration of Interest Periods in respect of Eurodollar Borrowings hereunder, without the written consent of each Lender directly affected thereby;

(v)                                 permit the assignment or delegation by Borrower of any of its rights or obligations under any Loan Document, without the written consent of each Lender;

(vi)                              release Holdings or any other Guarantor (other than to the extent the release of such Guarantor is permitted under Section 7.09) from its guarantee of the Guaranteed Obligations in respect of the Obligations, or limit its liability in respect of such guarantee, without the written consent of each Lender;

(vii)                           change Section 8.03 without the written consent of each Lender;

(viii)                        change Section 2.12(b), (c) or (d) in a manner that would alter the pro rata sharing of payments or setoffs required thereby or any other provision in a manner that would alter the pro rata allocation among the Lenders of Loan disbursements, including the requirements of Section 2.02(a), without the written consent of each Lender directly affected thereby;

(ix)                              change any provision of this Section 10.02(b) or Section 10.02(c), without the written consent of each Lender directly affected thereby;

(x)                                 change the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document (including this Section) specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, other than to increase such percentage or number or to give any additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent;

(xi)                              other than to the extent provided herein, subordinate the Obligations to any other obligation without the written consent of each Lender; or

(xii)                           change or waive any provision of Article X as the same applies to the Administrative Agent, or any other provision hereof as the same applies to the rights or obligations of the Administrative Agent, in each case without the written consent of the Administrative Agent.

Notwithstanding anything to the contrary herein:

(A)                               no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except to the extent the consent of such Lender would be required under clause (i), (ii) or (iii) in the proviso to the first sentence of this Section 10.02(b); and

(B)                               any Loan Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by Borrower and the Administrative Agent (without the consent of any Lender) solely to cure a defect or error.

(c)                                  Dissenting Lenders.  If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 10.02(b), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right to replace all, but not less than all, of such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more persons pursuant to Section 2.14(b) so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination.

Section 10.03                     Expenses; Indemnity; Damage Waiver.

(a)                                 Costs and Expenses.  Borrower shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent and its respective Affiliates (including the reasonable fees, charges and disbursements of a single counsel for the Administrative Agent) in connection with the syndication of the credit facilities provided for herein (including the obtaining and maintaining of CUSIP numbers for the Loans), the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out of pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of a single counsel for the Administrative Agent and a single counsel to the Lenders, and, in the case of an actual or perceived (in good faith) conflict of interest, one conflicts counsel to all Indemnitees (as defined below), taken as a whole), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.03, or (B) in connection with the Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)                                 Indemnification.  Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Arrangers (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any party hereto or any third party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final judgment (with any time for appeals having expired) to have resulted from the gross negligence or willful misconduct of such Indemnitee or (B) result from a claim brought by Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or such Loan Party has obtained a final judgment (with any time for appeals having expired) in its favor on such claim as determined by a court of competent jurisdiction.  This Section 10.03 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, liabilities or related expenses arising from any non-Tax claim.

(c)                                  Reimbursement by Lenders.  To the extent that Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 10.03 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Arrangers or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) .  The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.12.  For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Exposure of all Lenders at the time.

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Requirements of Law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No party hereto shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby unless determined by a court of competent jurisdiction by final judgment (with any time for appeals having expired) to have resulted from the gross negligence or willful misconduct of such person.

(e)                                  Payments.  All amounts due under this Section shall be payable not later than three (3) Business Days after demand therefor.

Section 10.04                     Successors and Assigns.

(a)                                 Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that:

(i)                                     Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender; and

(ii)                                  no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (A) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section 10.04, (B) by way of participation in accordance with the provisions of paragraph (d) of this Section 10.04 or (C) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section 10.04.

Any other attempted assignment or transfer by any party hereto shall be null and void.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.

(i)                                     Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may at any time assign to one or more assignees who is an Eligible Assignee all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)                               Borrower; provided that no consent of Borrower shall be required for an assignment to a Lender or an Affiliate of a Lender, an Approved Fund (in each case, other than, a Defaulting Lender, an Affiliate thereof or an Approved Fund administered or managed thereby) or, if an Event of Default has occurred and is continuing, any other assignee; provided, further, that Borrower shall be deemed to have consented to any assignment requiring its consent unless it shall object thereto by written notice within seven (7) Business Days after having received written notice thereof; and

(B)                               the Administrative Agent.

(ii)                                  Assignments in respect of Loans shall be subject to the following additional conditions:

(A)                               Except in the case of an assignment of the entire remaining amount of the assigning Lender’s Loans at the time owing to it, or the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than US$10.0 million, in the case of any assignment in respect of Loans, unless each of the Administrative Agent and, so long as no Event of Default with respect to Borrower has occurred and is continuing, Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);

(B)                               each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis; and

(C)                               the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of US$3,500 (provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any Assignment), and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.04, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.10, 2.13 and 10.03 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.04(d).

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and Borrower, the Administrative Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by Borrower and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, Borrower or the Administrative Agent, sell participations to any person (other than a natural person or Borrower or any of its Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights or obligations under this Agreement (including all or a portion of its Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents to which it is a party and to approve any amendment, modification or waiver of any provision of such Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of the first proviso to Section 10.02(b) that affects such Participant.  Subject to paragraph (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Section 2.10 and 2.13 (subject to the requirements and limitations of those Sections, including the requirements under Section 2.13(f) (it being understood that the documentation required under Section 2.13(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to Borrower or any other person (including the identity of any Participant or any information relating to a Participant’s interest in any Loan or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e)                                  Limitations on Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 2.10 and 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant without Borrower’s prior written consent in its sole discretion.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.14 with respect to any Participant.

(f)                                   Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of Borrower, or the Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes, if any, or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

(g)                                  Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.05                     Survival of Agreement.

All covenants, agreements, representations and warranties made by any Loan Party in the Loan Documents to which it is a party and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of Section 2.10, Section 2.12, Section 2.13 and Article X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of this Agreement or any provision hereof; provided that Section 10.12 shall only survive for one year following the repayment of the Loans in full or the expiration or termination of this Agreement, whichever occurs earlier.

Section 10.06                     Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopier or other electronic transmission (i.e., a “pdf” or “tif” document) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07                     Severability.

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08                     Right of Setoff.

(a)                                 If an Event of Default shall have occurred and be continuing, each Lender, and each of their respective Affiliates, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of Borrower or any other Lender against any and all of the Obligations of Borrower or such Lender now or hereafter existing under this Agreement or any other Loan Document to such Lender is a party, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  Each Lender agrees to notify Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b)                                 The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.

Section 10.09                     Governing Law; Jurisdiction; Consent to Service of Process.

(a)                                 Governing Law.  This Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

(b)                                 Submission to Jurisdiction.  Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)                                  Venue.  Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.09(b).  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Service of Process.  Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier) in Section 10.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law.  Holdings is not organized under the laws of the United States (including the States thereof and the District of Columbia) and therefore it hereby appoints Borrower as the authorized agent thereof (the “Authorized Agent”) upon whom process may be served in any action, suit or proceeding arising out of or based on this Agreement or the Obligations which may be instituted in the Supreme Court of the State of New York or the United States District Court for the Southern District of New York, in either case in the Borough of Manhattan, The City of New York, by any Lender hereunder, and to the fullest extent permitted by applicable law, Holdings hereby waives any objection which it may now or hereafter have to the laying of venue of any such proceeding and expressly and irrevocably accepts and submits, for the benefit of the Lenders from time to time, to the nonexclusive jurisdiction of any such court in respect of any such action, suit or proceeding, for itself and with respect to its properties, revenues and assets. Such appointment shall be irrevocable unless and until the appointment of a successor authorized agent for such purpose, and such successor’s acceptance of such appointment, shall have occurred.  Holdings agrees to take any and all actions, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent with respect to any such action shall be deemed, in every respect, effective service of process upon Holdings. Notwithstanding the foregoing, any action against Holdings arising out of or based on any of the Loan Documents to which it is a party may also be instituted in any court in the jurisdiction of organization of Holdings, and Holdings expressly accepts the jurisdiction of any such court in any such action. Borrower hereby accepts the foregoing appointment as agent for service of process.

Section 10.10                     Waiver of Jury Trial.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

Section 10.11                     Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12                     Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) on a “need to know” basis (consistent with its internal policies) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to Borrower and its obligations under this Agreement or payments hereunder, or (z) any rating agency or the CUSIP Service Bureau or any similar organization, (g) with the consent of Holdings, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender or any of their respective Affiliates on a non-confidential basis from a source other than Holdings, or Borrower that is not known to be bound by any obligation of confidentiality or care with respect thereto.  For purposes of this Section, “Information” means all information received from Holdings, Borrower or any of their respective Subsidiaries relating to Holdings, Borrower or any of their respective Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by Holdings, Borrower or any of their respective Subsidiaries, provided that, in the case of information received from Holdings, Borrower, or any of their respective Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

Section 10.13                     USA PATRIOT ACT Notice and Customer Verification.

(a)                                 Each Lender that is subject to the USA PATRIOT ACT and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the “know your customer” regulations and the requirements of the USA PATRIOT ACT, they are required to obtain, verify and record information that identifies each Party, which information includes the name, address and tax identification number (and other identifying information in the event this information is insufficient to complete verification) that will allow such Lender or the Administrative Agent, as applicable, to verify the identity of each Lender.  This information must be delivered to the Lenders and the Administrative Agent no later than five (5) days prior to the Closing Date and thereafter promptly upon request.  This notice is given in accordance with the requirements of the USA PATRIOT ACT and is effective as to the Lenders and the Administrative Agent.

Section 10.14                     Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.15                     Obligations Absolute.

To the fullest extent permitted by applicable Requirements of Law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a)                                 any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b)                                 any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c)                                  any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d)                                 any exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e)                                  any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f)                                   any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

Section 10.16                     Judgment Currency.

(a)                                 Each Loan Party’s obligation hereunder and under the other Loan Documents to which it is a party to make payments in US Dollars (pursuant to such obligation, the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or any other respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such other Lender under this Agreement or the other Loan Documents.  If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made (i) with respect to Obligations, at the Dollar Equivalent (as defined below), and (ii) in the case of currencies other than US Dollars, at the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the Business Day immediately preceding the day on which the judgment is given (such Business Day as applicable, being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)                                 If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, each Loan Party covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c)                                  For the purposes of this Agreement, “Dollar Equivalent” shall mean, as to any amount denominated in a currency other than the Obligation Currency as of any date of determination, the amount of dollars that would be required to purchase the amount of such other currency based upon the spot selling rate at which the Administrative Agent offers to sell such other currency for dollars in the London foreign exchange market at approximately 11:00 a.m. London time on such date for delivery two (2) Business Days later.

Section 10.17                     No Advisory or Fiduciary Responsibility.

Each Party agrees that nothing in the Loan Documents or the transactions contemplated thereby will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Administrative Agent, any Lender or any Affiliate thereof, on the one hand, and such Loan Party, its stockholders or its Affiliates, on the other.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NABORS INDUSTRIES, INC.

By:	/s/ William Restrepo
Name:	William Restrepo
Title:	Chief Financial Officer

Signature Page

September 2015 Term Loan Agreement

NABORS INDUSTRIES LTD.

By:	/s/ Mark D. Andrews
Name:	Mark D. Andrews
Title:	Corporate Secretary

Signature Page

September 2015 Term Loan Agreement

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Reneé Marion
Name:	Reneé Marion
Title:	Assistant Vice President

Signature Page

September 2015 Term Loan Agreement

BANK OF AMERICA, N.A.,
as Lender

By:	/s/ Michael Clayborne
Name:	Michael Clayborne
Title:	Vice President

Signature Page

September 2015 Term Loan Agreement

MIZUHO BANK, LTD.,
as Lender

By:	/s/ Leon Mo
Name:	Leon Mo
Title:	Authorized Signatory

Signature Page

September 2015 Term Loan Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Lender

By:	/s/ Todd Vaubel
Name:	Todd Vaubel
Title:	VP

Signature Page

September 2015 Term Loan Agreement

Annex I

Applicable Margin

Index Debt Rating (S&P / Moody’s / Fitch’s)	ABR Loans	Eurodollar Loan
Level I A3/A- or higher	0.00%	0.925%
Level II Baa1/BBB+	0.050%	1.050%
Level III Baa2/BBB	0.175%	1.175%
Level IV Baa3/BBB-	0.300%	1.300%
Level V Ba1/BB+ or lower	0.425%	1.425%

For purposes of the above, (i) if any of Moody’s or S&P or Fitch’s shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established the same rating as the rating agency that has in effect the higher rating for the Index Debt; provided that if none of Fitch’s, Moody’s or S&P has in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then the Level IV rating in the above grid shall be the rating deemed in effect; (ii) if the ratings established or deemed to have been established by Fitch’s, Moody’s and S&P for the Index Debt shall fall within two different Levels, the Applicable Margin shall be based on the higher of the two Levels, but if the three ratings are separated by more than one rating Level, the Applicable Margin shall be the rating Level that is one lower than the highest such rating Level; and (iii) if the ratings established or deemed to have been established by Fitch’s, Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s, S&P or Fitch’s), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when or whether notice of such change shall have been furnished by any Loan Party to the Administrative Agent and the Lenders.  Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.  If the rating system of Fitch’s, Moody’s or S&P shall change, or if no such rating agency shall then be in the business of rating corporate debt obligations, the Loan Parties and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.

Schedule I

Lender Commitments

NAME OF LENDER	APPLICABLE PERCENTAGE	COMMITMENT
Bank of America, N.A.	46.153846154%	$150,000,000.00
The Bank of Tokyo-Mitsubishi UFJ, Ltd	30.769230769%	$100,000,000.00
Mizuho Bank, Ltd.	23.076923077%	$75,000,000.00
TOTAL:	100.000000000%	$325,000,000.00

EXHIBIT A

Form of

ADMINISTRATIVE QUESTIONNAIRE
NABORS INDUSTRIES, INC.

ADMINISTRATIVE QUESTIONNAIRE — (US DOLLAR ONLY)

CONFIDENTIAL

1.             Information as of date (enter date):

2.             Borrower or Deal Name: Nabors Industries Inc.

E-mail this document with your commitment letter to: Christine Trotter

E-mail address of recipient: Christine.trotter@baml.com

3.  Legal Name of Lender of Record for Signature Page:

Markit Entity Identifier (MEI) #:

Fund Manager Name (if applicable):

Legal Address from Tax Document of Lender of Record:

Country:

Address:

City:	State/Province:	Postal Code:

4. Domestic Funding Address:	5. Eurodollar Funding Address (if different than #4):

Street Address:	Street Address:
Suite/ Mail Code:	Suite/ Mail Code:
City: State:	City: State:
Postal Code: Country:	Postal Code: Country:

6. Credit Contact Information:

Syndicate level information (which may contain material non-public information about the Borrower and its related parties or their respective securities will be made available to the Credit Contact(s).  The Credit Contacts identified must be able to receive such information in accordance with his/her institution’s compliance procedures and applicable laws, including Federal and State securities laws.

Primary Credit Contact:	Secondary Credit Contact:

First Name:	First Name:

Middle Name:	Middle Name:

Last Name:	Last Name:

Title:	Title:

Street Address:	Street Address:

Suite/Mail Code:	Suite/Mail Code:

City:	City:

State:	State:

Postal Code:	Postal Code:

Country:	Country:

Office Telephone #:	Office Telephone #:

Office Facsimile #:	Office Facsimile #:

Work E-Mail Address:	Work E-Mail Address:

SyndTrak E-Mail Address:	SyndTrak E-Mail Address:

Additional SyndTrak User Access:

Enter E-Mail Addresses of any respective contact who should have access to SyndTrak below.

SyndTrak E-Mail Addresses:

REV JULY 2015

Primary Operations Contact:	Secondary Operations Contact:

First: MI: Last:	First: MI: Last:
Title:	Title:
Street Address:	Street Address:
Suite/ Mail Code:	Suite/ Mail Code:
City: State:	City: State:
Postal Code: Country:	Postal Code: Country:
Telephone: Facsimile:	Telephone: Facsimile:
E-Mail Address:	E-Mail Address:
SyndTrak E-Mail Address:	SyndTrak E-Mail Address:

Does Secondary Operations Contact need copy of notices?  YES ☐  NO  ☐

Letter of Credit Contact:	Draft Documentation Contact or Legal Counsel:

First: MI: Last:	First: MI: Last:
Title:	Title:
Street Address:	Street Address:
Suite/ Mail Code:	Suite/ Mail Code:
City: State:	City: State:
Postal Code: Country:	Postal Code: Country:
Telephone: Facsimile:	Telephone: Facsimile:
E-Mail Address:	E-Mail Address:

7.  Lender’s Fed Wire Payment Instructions:

Pay to:

Bank Name:

ABA #:

City:          State:

Account #:

Account Name:

Attention:

8.  Lender’s Standby Letter of Credit, Commercial Letter of Credit, and Bankers’ Acceptance Fed Wire Payment Instructions (if applicable):

Pay to:

Bank Name:

ABA #:

City:          State:

Account #:

Account Name:

Attention:

Use Lender’s Fed Wire Payment Instructions in Section #7 above?  YES ☐  NO  ☐

9.  Lender’s Organizational Structure and Tax Status

Please refer to the enclosed withholding tax instructions below and then complete this section accordingly:

Lender Taxpayer Identification Number (TIN):                -

Tax Withholding Form Delivered to Bank of America (check applicable one):

W-9 ☐  W-8BEN ☐  W-8BEN-E ☐  W-8ECI ☐  W-8EXP ☐  W-8IMY ☐

Tax Contact:

First:        MI:       Last:

Title:

Street Address:

Suite/ Mail Code:

City:         State:

Postal Code:        Country:

Telephone:        Facsimile:

E-Mail Address:

SyndTrak E-Mail Address:

NON—U.S. LENDER INSTITUTIONS

1. Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner) or Form W-8BEN-E, b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting a Form W-8 ECI.  It is also required on Form W-8BEN or Form W-8BEN-E for certain institutions claiming the benefits of a tax treaty with the U.S.  Please refer to the instructions when completing the form applicable to your institution.  In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms.  An original tax form must be submitted.

2. Flow-Through Entities

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement.  Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form.  In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms.  Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification).  Please be advised that we require an original form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned on or prior to the date on which your institution becomes a lender under this Credit Agreement.  Failure to provide the proper tax form when requested will subject your institution to U.S. tax withholding.

*Additional guidance and instructions as to where to submit this documentation can be found at this link:

10. Bank of America’s Payment Instructions:

Pay to:                                Bank of America, N.A.

ABA # 026009593

New York, NY

Account #: 1292000883

Attn: Corporate Credit Services

Ref: Nabors Industries Inc

EXHIBIT B

Form of

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement defined below, receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrower:	Nabors Industries, Inc.

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent for the Lenders under the Loan Agreement

5.	Loan Agreement:

The Term Loan Agreement dated as of September 29, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) among Nabors Industries, Inc., a Delaware corporation, as borrower, Nabors Industries Ltd., a Bermuda exempted company, as guarantor, the lenders from time to time party thereto, Bank of America

N.A., as administrative agent for the lenders, and the other agents party thereto.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Loans for all Lenders	Amount of Loans Assigned	Percentage Assigned of Loans
Term Loans	$	$		%

Effective Date:                   , 20   [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:
Consented to and Accepted:

NABORS INDUSTRIES, INC.

By:
Name:
Title:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

ANNEX 1 to Assignment and Assumption

NABORS INDUSTRIES, INC.
LOAN AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.                                      Representations and Warranties.

1.1                               Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Holdings, the Borrower, any of their Subsidiaries or Affiliates or any other person obligated in respect of any Loan Document or (iv) the performance or observance by Holdings, the Borrower, any of their Subsidiaries or Affiliates or any other person of any of their respective obligations under any Loan Document.

1.2.                            Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it meets all requirements of an Eligible Assignee under the Loan Agreement (subject to receipt of such consents as may be required under the Loan Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 4.01(c) or 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) if it is not already a Lender under the Loan Agreement, attached to the Assignment and Assumption an Administrative Questionnaire in the form of Exhibit A to the Loan Agreement, (vii) the Administrative Agent has received a processing and recordation fee of $3,500 as of the Effective Date, or the Administrative Agent has exercised its sole discretion to elect to waive such processing and recordation fee and (viii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.13 of the Loan Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the applicable Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the applicable Loan Documents are required to be performed by it as a Lender.

2.                                      Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3.                                      General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be construed in accordance with and governed by, the law of the State of New York without regard to conflicts of principles of law that would require the application of the laws of another jurisdiction.

EXHIBIT C

Form of

BORROWING REQUEST

Bank of America, N.A,

as Administrative Agent for

the Lenders referred to below,

101 N. Tryon Street

Charlotte, NC 28255-0001

Attention:  [   ]

Re:  Nabors Industries, Inc.

                        , 2015

Ladies and Gentlemen:

Reference is hereby made to that certain Term Loan Agreement dated as of September 29, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) among Nabors Industries, Inc., a Delaware corporation, as borrower, Nabors Industries Ltd., a Bermuda exempted company, as guarantor, the lenders from time to time party thereto, Bank of America, N.A., as administrative agent for the lenders, and the other agents party thereto.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Loan Agreement.

Borrower hereby gives you notice pursuant to Section 2.03 of the Loan Agreement that it requests a Loan under the Loan Agreement, and in that connection sets forth below the terms on which such Loan is requested to be made:

(A)	Principal amount of Loan	$[ ]

(B)	Date of Loan (which is a Business Day)	, 2015

(C)	Type of Loan	[ABR Loan] [Eurodollar Loan]

(D)	If a Eurodollar Borrowing, initial Interest Period and the last day thereof

(E)	Funds are requested to be disbursed to [ ]

Nabors Industries, Inc.

By:
Name:
Title:

C-2

EXHIBIT D

Form of

INTEREST ELECTION REQUEST

Bank of America, N.A,

as Administrative Agent for

the Lenders referred to below,

101 N. Tryon Street

Charlotte, NC 28255-0001

Attention:  [   ]

[Date]

Re:  Nabors Industries, Inc.

Ladies and Gentlemen:

This Interest Election Request is delivered to you pursuant to Section 2.07 of the Term Loan Agreement dated as of September 29, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) among Nabors Industries, Inc., a Delaware corporation, as borrower, Nabors Industries Ltd., a Bermuda exempted company, as guarantor, the lenders from time to time party thereto, Bank of America, N.A., as administrative agent for the lenders, and the other agents party thereto.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Loan Agreement.

Borrower hereby requests that on [              ] (the “Interest Election Date”),

1.             $[                ] of the presently outstanding principal amount of the Loans originally made on [                ],

2.             and [all] presently being maintained as [ABR Loans] [Eurodollar Loans],

3.             be [converted into] [continued as],

4.             [Eurodollar Loans having an Interest Period of [one/two/three/six months]] [ABR Loans].

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed Interest Election Date, both immediately before and after giving effect thereto and to the application of the proceeds therefrom:

(a)           the foregoing [conversion] [continuation] complies with the terms and conditions of the Loan Agreement related thereto (including, without limitation, Section 2.07 of the Loan Agreement);

D-1

(b)           no Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].

Borrower has caused this Interest Election Request to be executed and delivered by its duly authorized officer as of the date first written above.

NABORS INDUSTRIES, INC.

By:
Name:
Title:

D-2

EXHIBIT E

Form of

NOTE

$	New York, New York
[Date]

FOR VALUE RECEIVED, the undersigned, NABORS INDUSTRIES, INC., a Delaware corporation (“Borrower”), hereby promises to pay to                  (the “Lender”) or its registered assigns on the Maturity Date (as defined in the Loan Agreement referred to below), in lawful money of the United States and in immediately available funds, the principal amount of              DOLLARS ($            ).  Borrower further agrees to pay interest in like money at such office specified in Section 2.12 of the Loan Agreement on the unpaid principal amount hereof from time to time from the date hereof at the rates, and on the dates, specified in Section 2.06 of such Loan Agreement.

The holder of this Note may attach a schedule to reflect the date, Type and amount of each Loan of the Lender outstanding under the Loan Agreement, the date and amount of each payment or prepayment of principal hereof, and the date of each interest rate conversion or continuation pursuant to Section 2.07 of the Loan Agreement and the principal amount subject thereto; provided that the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Loan Agreement.

This Note is one of the Notes referred to in the Term Loan Agreement dated as of September 29, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) among Borrower, Nabors Industries Ltd., a Bermuda exempted company, as guarantor, the lenders from time to time party thereto, Bank of America, N.A., as administrative agent for the lenders, and the other agents party thereto, is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein.  Terms used herein which are defined in the Loan Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

This Note is guaranteed as provided in the Loan Agreement.  Reference is hereby made to the Loan Agreement for a description of the nature and extent of the guarantee, the terms and conditions upon which the guarantee was granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence and during the continuation of any one or more of the Events of Default specified in the Loan Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE LOAN AGREEMENT.  TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE LOAN AGREEMENT.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature Page Follows]

NABORS INDUSTRIES, INC.,
as Borrower

By:
Name:
Title:

EXHIBIT F

FORM OF OFFICER’S CERTIFICATE

TO:                           BANK OF AMERICA, N.A., as Administrative Agent

RE:             Term Loan Agreement dated as of September 29, 2015 among Nabors Industries, Inc., a Delaware corporation, as borrower, Nabors Industries Ltd., a Bermuda exempted company, as guarantor, the lenders from time to time party thereto, Bank of America, N.A., as administrative agent for the lenders, and the other agents party thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”).

DATE:                       , 20

Pursuant to the terms of the Loan Agreement, the undersigned officer of Borrower hereby certifies as follows (all capitalized terms used below shall have the meanings set forth in the Loan Agreement):

a.                                      Attached hereto as Schedule 1 are calculations demonstrating compliance by Borrower with the financial covenant contained in Section 5.02 of the Loan Agreement as of the fiscal quarter ending              ,    .

b.                                      No Default or Event of Default exists under the Loan Agreement as of the last day of the fiscal quarter referenced in paragraph (a) above, except as indicated on a separate page attached hereto, which also sets forth an explanation of the action taken or proposed to be taken by Borrower with respect thereto.

c.                                       The quarterly or annual financial statements for the fiscal period ending on the date cited above, present fairly in all material respects the consolidated financial condition, results of operations and cash flows of Holdings and its Subsidiaries as of such dates and for such periods therein indicated, provided that any such quarterly financial statements are unaudited and are subject to audit and year-end adjustments and lack footnotes and other presentation items.

NABORS INDUSTRIES, INC.

By:
Name:
Title:

Exhibit F-1

Schedule 1
to Officer’s Certificate

Compliance with Financial Covenant

Compliance with Section 5.02 — Net Funded Indebtedness-to-Capitalization

A.	Net Funded Indebtedness of Holdings and its Subsidiaries	$

B.	Total Capitalization

	1. Net Worth	$

	2. Net Funded Indebtedness of Holdings and its Subsidiaries (Line A)	$

	3. Total Capitalization (Line B.1 plus Line B.2)	$

C.	Ratio of Net Funded Indebtedness to Total Capitalization (Line A to Line B.3)	to 1.0

Requirement: Line C shall be less than or equal to 0.60 to 1.0.

Exhibit F-2

EXHIBIT G-1

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Agreement (the “Loan Agreement”) dated as of September 29, 2015, among NABORS INDUSTRIES, INC., a Delaware corporation, NABORS INDUSTRIES LTD., a Bermuda exempted company, the lenders and BANK OF AMERICA, N.A., as administrative agent for the lenders.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Loan Agreement.

Pursuant to the provisions of Section 2.13(f) of the Loan Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent (10%) shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (d) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and the Administrative Agent and (b) the undersigned shall have at all times furnished Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:            , 20

G1-1

EXHIBIT G-2

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Agreement (the “Loan Agreement”) dated as of September 29, 2015, among NABORS INDUSTRIES, INC., a Delaware corporation, NABORS INDUSTRIES LTD., a Bermuda exempted company, the lenders and BANK OF AMERICA, N.A., as administrative agent for the lenders.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Loan Agreement.

Pursuant to the provisions of Section 2.13(f) of the Loan Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent (10%) shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (d) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (b) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:            , 20

G2-1

EXHIBIT G-3

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Agreement (the “Loan Agreement”) dated as of September 29, 2015, among NABORS INDUSTRIES, INC., a Delaware corporation, NABORS INDUSTRIES LTD., a Bermuda exempted company, the lenders and BANK OF AMERICA, N.A., as administrative agent for the lenders.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Loan Agreement.

Pursuant to the provisions of Section 2.13(f) of the Loan Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the participation in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such participation, (c) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a ten percent (10%) shareholder of Borrower within the meaning of Section 881(h)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (a) an IRS Form W-8BEN or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (ii) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:            , 20

G3-1

EXHIBIT G-4

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Agreement (the “Loan Agreement”) dated as of September 29, 2015, among NABORS INDUSTRIES, INC., a Delaware corporation, NABORS INDUSTRIES LTD., a Bermuda exempted company, the lenders and BANK OF AMERICA, N.A., as administrative agent for the lenders.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Loan Agreement.

Pursuant to the provisions of Section 2.13(f) of the Loan Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (c) with respect to the extension of credit pursuant to this Loan Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a ten percent (10%) shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (a) an IRS Form W-8BEN or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (ii) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:            , 20

G4-1